TECHNICAL REPORT SUMMARY FRAC SAND RESOURCES AND RESERVES Reserve Property: BLAIR MINE TREMEALEAU AND JACKSON COUNTIES, WISCONSIN Prepared For SMART SAND, INC. By John T. Boyd Company Mining and Geological Consultants Pittsburgh, Pennsylvania, USA Report No. 3555.022 FEBRUARY 2023

John T. Boyd Company Mining and Geological Consultants February 27, 2023 File: 3555.022 Mr. Christopher Green, CPA Controller Smart Sand, Incorporated 1000 Floral Vale Boulevard, Suite 225 Yardley, PA 19067 Subject: Technical Report Summary Frac Sand Resources and Reserves Blair Mine Tremealeau and Jackson Counties, Wisconsin Dear Mr. Green: This SK-1300-compliant technical report summary provides the results of John T. Boyd Company’s (BOYD) independent audit of the frac (proppant) sand resources and reserves for Smart Sand, Inc.’s (Smart Sand) holdings as of December 31, 2022. We wish to acknowledge the cooperation of Smart Sand management and staff for providing the technical, financial, and legal information used in completing this project. Our findings are based on BOYD’s extensive experience in preparing frac sand resource and reserve estimates used in US Securities and Exchange Commission (SEC) filings, and our knowledge of frac sand mining in Wisconsin and throughout North America. Respectfully submitted, JOHN T. BOYD COMPANY By: John T. Boyd II President and CEO Q:\ENG_WP\3555.022 SS - YE 2022 S-K 1300\WP\REPORT\Cover Letter.docx Chairman James W. Boyd President and CEO John T. Boyd II Managing Director and COO Ronald L. Lewis Vice Presidents Robert J. Farmer John L. Weiss Michael F. Wick William P. Wolf Managing Director - Australia Jacques G. Steenkamp Managing Director - China Jisheng (Jason) Han Managing Director – South America Carlos F. Barrera Managing Director – Metals Gregory B. Sparks Pittsburgh 4000 Town Center Boulevard, Suite 300 Canonsburg, PA 15317 (724) 873-4400 (724) 873-4401 Fax jtboydp@jtboyd.com Denver (303) 293-8988 jtboydd@jtboyd.com Brisbane 61 7 3232-5000 jtboydau@jtboyd.com Beijing 86 10 6500-5854 jtboydcn@jtboyd.com Bogota +57-3115382113 jtboydcol@jtboyd.com www.jtboyd.com

JOHN T. BOYD COMPANY TABLE OF CONTENTS Page LETTER OF TRANSMITTAL TABLE OF CONTENTS GLOSSARY AND ABBREVIATIONS 1.0 EXECUTIVE SUMMARY ............................................................................. 1-1 1.1 Introduction ....................................................................................... 1-1 1.2 Property Description ......................................................................... 1-1 1.3 Geology ............................................................................................. 1-3 1.4 Exploration ........................................................................................ 1-3 1.5 Frac Sand Reserves and Quality ...................................................... 1-4 1.6 Operations ......................................................................................... 1-6 1.6.1 Mining .................................................................................... 1-6 1.6.2 Processing ............................................................................ 1-7 1.6.3 Infrastructure ......................................................................... 1-7 1.7 Financial Analysis ............................................................................. 1-8 1.7.1 Market Analysis ..................................................................... 1-8 1.7.2 Montney Basin ....................................................................... 1-8 1.7.3 Appalachian Basin (Marcellus/Utica Basins) ....................... 1-11 1.7.4 Historical Production, Capital Expenditures, Operating Costs, and Pricing ............................................................... 1-13 1.7.5 Projected Sales Revenue, Production Costs, and Capex .. 1-13 1.7.6 Economic Analysis ............................................................... 1-14 1.8 Regulation and Liabilities ................................................................ 1-16 1.9 Conclusions ..................................................................................... 1-16 2.0 INTRODUCTION .......................................................................................... 2-1 2.1 Registrant .......................................................................................... 2-1 2.2 Terms of Reference and Purpose .................................................... 2-1 2.3 Expert Qualifications ......................................................................... 2-2 2.4 Principal Sources of Information ....................................................... 2-3 2.5 Personal Inspections ........................................................................ 2-3 2.6 Report Version .................................................................................. 2-4 2.7 Units of Measure ……………………………………………………….. 2-4 3.0 PROPERTY OVERVIEW.............................................................................. 3-1 3.1 Description and Location .................................................................. 3-1 3.2 History ............................................................................................... 3-1 3.3 Property Control ................................................................................ 3-1

**TABLE OF CONTENTS** - Continued

| | | | Page |
|---|---|---|---|
| | 3.4 | Adjacent Properties | 3-3 |
| | 3.5 | Regulation and Liabilities | 3-3 |
| | 3.6 | Accessibility, Local Resources, and Infrastructure | 3-3 |
| | 3.7 | Physiography | 3-4 |
| | 3.8 | Climate | 3-4 |
| 4.0 | GEOLOGY | | 4-1 |
| | 4.1 | Regional Geology | 4-1 |
| | 4.2 | Local Geology | 4-3 |
| | | 4.2.1 Stratigraphy | 4-3 |
| | 4.3 | Proppant Sand Geology | 4-4 |
| 5.0 | EXPLORATION SAMPLING, AND TESTING | | 5-1 |
| | 5.1 | Background | 5-1 |
| | 5.2 | Exploration Procedures | 5-1 |
| | | 5.2.1 Drilling and Sampling Overview | 5-1 |
| | | 5.2.2 2012 Air Rotary Exploration Campaign | 5-1 |
| | | 5.2.3 2014 Rotosonic Exploration Campaign | 5-2 |
| | | 5.2.4 Proppant Sand Quality Testing | 5-3 |
| | | 5.2.5 Other Exploration Methods | 5-4 |
| | 5.3 | Laboratory Testing Results | 5-4 |
| | | 5.3.1 Grain Size Distribution | 5-5 |
| | | 5.3.2 Grain Shape (Sphericity and Roundness) | 5-5 |
| | | 5.3.3 Acid Solubility | 5-5 |
| | | 5.3.4 Turbidity | 5-5 |
| | | 5.3.5 Crush Resistance | 5-6 |
| | | 5.3.6 Quality Summary | 5-6 |
| | 5.4 | Data Verification | 5-6 |
| 6.0 | PROPPANT SAND RESOURCES AND RESERVES | | 6-1 |
| | 6.1 | Applicable Standards and Definitions | 6-1 |
| | 6.2 | Proppant Sand Resources | 6-2 |
| | | 6.2.1 Methodology | 6-2 |
| | | 6.2.2 Classification | 6-4 |
| | | 6.2.3 Proppant Sand Resource Estimate | 6-5 |
| | | 6.2.4 Validation | 6-5 |
| | 6.3 | Proppant Sand Reserves | 6-6 |
| | | 6.3.1 Methodology | 6-6 |
| | | 6.3.2 Classification | 6-7 |
| | | 6.3.3 Proppant Sand Reserve Estimate | 6-7 |

JOHN T. BOYD COMPANY

TABLE OF CONTENTS - Continued Page JOHN T. BOYD COMPANY 7.0 MINING OPERATIONS .............................................................................. 7-1 7.1 Mining Method .................................................................................. 7-1 7.2 Mine Schedule, Equipment, and Staffing ......................................... 7-2 7.3 Mine Production ................................................................................ 7-3 7.3.1 Historical Mine Production .................................................... 7-3 7.3.2 Forecasted Production .......................................................... 7-3 7.3.3 Expected Mine Life ............................................................... 7-4 7.3.4 Mining Risk ............................................................................. 7-6 8.0 PROCESSING OPERATIONS ................................................................... 8-1 8.1 Overview ........................................................................................... 8-1 8.1.1 Wet Plant …………………………………………………………8-1 8.1.2 Decant/Dry Plant ..................................................................... 8-2 8.2 Conclusion ......................................................................................... 8-2 9.0 MINE INFRASTRUCTURE .......................................................................... 9-1 10.0 MARKET ANALYSIS ................................................................................ 10-1 10.1 Montney Basin ............................................................................... 10-1 10.2 Appalachian Basin (Marcellus/Utica Basin) .................................... 10-4 11.0 CAPITAL, REVENUES, AND OPERATING COSTS ............................. 11-1 11.1 Introduction ..................................................................................... 11-1 11.2 Historical Production, Revenues and Operating Costs .................. 11-1 11.2.1 Historical Production ......................................................... 11-1 11.3 Projected Production, Sales, and Costs ......................................... 11-2 11.3.1 Production and Sales Projections ..................................... 11-3 11.3.2 Operating Cost Projections .............................................. 11-3 11.3.3 Projected Capital Expenditures ......................................... 11-4 12.0 ECONOMIC ANALYSIS ........................................................................... 12-1 12.1 Introduction ..................................................................................... 12-1 12.2 Economic Analysis .......................................................................... 12-1 12.2.1 Cash Flow Analysis ............................................................ 12-2 12.2.2 Sensitivity Analysis ............................................................. 12-5 13.0 PERMITTING AND COMPLIANCE ......................................................... 13-1 13.1 Permitting ........................................................................................ 13-1 13.2 Compliance ..................................................................................... 13-1 14.0 INTERPRETATION AND CONCLUSIONS ............................................. 14-1 14.1 Findings ........................................................................................... 14-1 14.2 Significant Risks and Uncertainties ................................................ 14-1

TABLE OF CONTENTS - Continued Page JOHN T. BOYD COMPANY List of Tables 1.1 Blair Mine Exploration Drilling Summary ...................................................... 1-4 1.2 Smart Sand Blair Reserve Tons as of December 31, 2022 .......................... 1-5 1.3 Summary of Select API/ISO Test Results and Associated Recommended Specifications ...................................................................... 1-5 1.4 Historical ROM Production ............................................................................ 1-6 1.5 Forecasted ROM Production Tons ................................................................ 1-6 1.6 Historical Sales Statistics ............................................................................. 1-13 1.7 Blair 5 Year Sales Projection by Product .................................................... 1-13 1.8 Annual Cash Cost Projections ..................................................................... 1-14 1.9 Summary Cash Flow Statement .................................................................. 1-15 1.10 DCF-NPV Analysis ....................................................................................... 1-15 5.1 Blair Mine Exploration Drilling Summary ...................................................... 5-1 5.2 Product Size Distribution By Elevation ......................................................... 5-5 5.3 Summary of Select API/ISO Test Results and Associated Recommended Specifications ................................................................................................. 5-6 6.1 Blair Property Drill Hole Spacing Parameters .............................................. 6-5 6.2 Smart Sand Blair Reserve Tons as of December 31, 2022 .......................... 6-6 7.1 Historic ROM Production .............................................................................. 7-3 7.2 Forecasted ROM Production Tons ............................................................... 7-3 11.1 Historical Sales Statistics ............................................................................ 11-1 11.2 Blair Production Projections ........................................................................ 11-3 11.3 Blair Sales Projections ................................................................................ 11-3 11.4 Annual Cash Cost Projections ..................................................................... 11-4 11.5 Projected Capital Costs (LOM) .................................................................... 11-4 12.1 Summary Cash Flow Statement ................................................................. 12-2 12.2 DCF-NPV Analysis ....................................................................................... 12-2 12.3 Pre-tax and After-tax Cash Flow Analysis .................................................. 12-4 12.4 After-Tax NPV12 Sensitivity Analysis ........................................................... 12-5

TABLE OF CONTENTS - Continued Page JOHN T. BOYD COMPANY List of Figures 1.1 General Location Map .................................................................................. 1-2 1.2 General Overview of the Montney Basin and All Oil and Gas Wells Drilled Since 2005 ..................................................................................................... 1-9 1.3 Average Annual Western Canada Select Oil Prices ................................... 1-10 1.4 Active Drillings Rigs in Western Canada ..................................................... 1-10 1.5 Current and Forecasted Oil Production in Alberta ...................................... 1-11 1.6 Appalachian Rig Count and Production per Rig ......................................... 1-12 1.7 Appalachian Gas Production ....................................................................... 1-12 3.1 Regional Map Showing Blair Operation ........................................................ 3-2 4.1 Bedrock stratigraphic units in Wisconsin ...................................................... 4-2 4.2 Geologic Period ............................................................................................. 4-3 6.1 Relationship Between Proppant Sand Resources and Proppant Sand Reserves ....................................................................................................... 6-2 6.2 Blair Operation Reserve and Drillholes ......................................................... 6-8 7.1 Current Sand Extraction Site. Idled for Seasonal Weather. .......................... 7-2 7.2 Blair Operation Life of Mine Plan .................................................................. 7-5 8.1 Blair Wet Processing Plant ........................................................................... 8-1 8.2 Rail Loadout and Silos ................................................................................... 8-2 10.1 General Overview of the Montney Basin and All Oil and Gas Wells Drilled Since 2005 ................................................................................................... 10-2 10.2 Average Annual Western Canada Select Oil Prices ................................... 10-3 10.3 Active Drilling Rigs in Western Canada ....................................................... 10-3 10.4 Current and Forecasted Oil Production in Alberta ...................................... 10-4 10.5 Appalachian Rig Count and Production per Rig ......................................... 10-5 10.6 Appalachian Gas Production ...................................................................... 10-5 11.1 Tons Sold by Product Size ......................................................................... 11-2 Q:\ENG_WP\3555.022 SS - YE 2022 S-K 1300\WP\REPORT\TOC.doc

1 JOHN T. BOYD COMPANY GLOSSARY OF ABBREVIATIONS AND DEFINITIONS 000 : Thousand(s) $ : US dollar(s) % : Percent or percentage AMSL : Above mean sea level API : American Petroleum Institute ARO : Asset Retirement Obligation(s) ASP : Average Selling Price ASTM : ASTM International (formerly American Society for Testing and Materials) BNSF : BNSF Railway Company BOYD : John T. Boyd Company CapEx : Capital expenditures CER : Canadian Energy Regulator CN : Canadian National Railway Constant Dollar : A monetary measure that is not influenced by inflation and used to compare time periods. Sometimes referred to as “real dollars”. COGS : Cost of Goods Sold CUP : Conditional Use Permit DCF : Discounted Cash Flow Discount Rate : A rate of return used to discount future cash flows based on the return investors expect to receive from their investment. E&P : Exploration and Production EBIT : Earnings before interest and taxes EBITDA : Earnings before interest, taxes, depreciation, and amortization ESA : Environmental Site Assessment Frac Sand : See “Proppant Sand” ft : Foot/feet

2 GLOSSARY OF ABBREVIATIONS AND DEFINITIONS - Continued JOHN T. BOYD COMPANY Hi-Crush : Hi-Crush Proppants LLC Indicated Proppant Sand Resource : That part of a proppant sand resource for which quantity and quality are estimated based on adequate geological evidence and sampling. The level of geological certainty associated with an indicated proppant sand resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an indicated proppant sand resource has a lower level of confidence than the level of confidence of a measured proppant sand resource, an indicated proppant sand resource may only be converted to a probable proppant sand reserve. Inferred Proppant Sand Resource : That part of a proppant sand resource for which quantity and quality are estimated based on limited geological evidence and sampling. The level of geological uncertainty associated with an inferred proppant sand resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an inferred proppant sand resource has the lowest level of geological confidence of all proppant sand resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an inferred proppant sand resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a proppant sand reserve. IRR : Internal rate-of-return ISO International Organization for Standardization ISP : Industrial and Specialty Products lb : Pound LOM : Life-of-Mine Measured Proppant Sand Resource : That part of a proppant sand resource for which quantity and quality are estimated based on conclusive geological evidence and sampling. The level of geological certainty associated with a measured proppant sand resource is sufficient to allow a qualified person to apply modifying factors, as defined herein, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a measured proppant sand resource has a higher level of confidence than the level of confidence of either an indicated proppant sand resource or an inferred proppant sand resource, a measured proppant sand resource may be converted to a proven proppant sand reserve or

3

**GLOSSARY OF ABBREVIATIONS AND DEFINITIONS** - Continued

| | | |
|---|---|---|
| | | to a probable proppant sand reserve |
| Mesh | : | A measurement of particle size often used in determining the size distribution of granular material. |
| Mineral Reserve | : | *See "Proppant Sand Reserve"* |
| Mineral Resource | : | *See "Proppant Sand Resource"* |
| Modifying Factors | | The factors that a qualified person must apply to indicated and measured proppant sand resources and then evaluate to establish the economic viability of proppant sand reserves. A qualified person must apply and evaluate modifying factors to convert measured and indicated proppant sand resources to proven and probable proppant sand reserves. These factors include but are not restricted to: mining; processing; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors. The number, type and specific characteristics of the modifying factors applied will necessarily be a function of and depend upon the mineral, mine, property, or project. |
| MSHA | : | Mine Safety and Health Administration. A division of the U.S. Department of Labor |
| MSGP | : | Multi-Sector General Permit |
| NTU | : | Nephelometric turbidity units. |
| NPV | : | Net Present Value |
| NWS | : | Northern White Sand |
| O&G | : | Oil and Gas |
| Probable Proppant Sand Reserve | : | The economically mineable part of an indicated and, in some cases, a measured proppant sand resource. |
| Production Stage Property | : | A property with material extraction of proppant sand reserves. |
| Proppant Sand | : | Proppant (frac) sand is a naturally occurring, high silica content quartz sand, with grains that are generally well rounded and exhibit high compressive strength characteristics relative to other proppant sand. It is utilized as a prop or "proppant" in unconventional shale frac well completions. |
| Proppant Sand Reserve | : | Proppant sand reserve is an estimate of tonnage and grade or quality of indicated and measured proppant sand resources that, |

JOHN T. BOYD COMPANY

4 GLOSSARY OF ABBREVIATIONS AND DEFINITIONS - Continued JOHN T. BOYD COMPANY in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated Proppant sand resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted. Proppant Sand Resource : Proppant sand resource is a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A proppant sand resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled. Proven Proppant Sand Reserve : The economically mineable part of a measured proppant sand resource which can only result from conversion of a measured proppant sand resource. PSI : Pounds per square inch PST : Petroleum Storage Tank QP : Qualified Person Qualified Person : An individual who is: 1. A mineral industry professional with at least five years of relevant experience in the type of mineralization and type of deposit under consideration and in the specific type of activity that person is undertaking on behalf of the registrant; and 2. An eligible member or licensee in good standing of a recognized professional organization at the time the technical report is prepared. For an organization to be a recognized professional organization, it must: a. Be either: i. An organization recognized within the mining industry as a reputable professional association; or ii. A board authorized by U.S. federal, state, or foreign statute to regulate professionals in the mining, geoscience, or related field; b. Admit eligible members primarily based on their academic qualifications and experience; c. Establish and require compliance with professional standards of competence and ethics;

5

## GLOSSARY OF ABBREVIATIONS AND DEFINITIONS - Continued

| | | |
|---|---|---|
| | | d. Require or encourage continuing professional development;<br>e. Have and apply disciplinary powers, including the power to suspend or expel a member regardless of where the member practices or resides; and<br>f. Provide a public list of members in good standing. |
| ROM | : | Run-of-Mine. The processing feed material, including proppant sand and any inseparable waste, excavated from the mine. |
| SEC | : | U.S. Securities and Exchange Commission |
| SG&A | : | Selling, General & Administrative |
| S-K 1300 | : | Subpart 1300 and Item 601(b)(96) of the U.S. Securities and Exchange Commission's Regulation S-K |
| SWPPP | : | Stormwater Pollution Prevention Plan |
| Thein | : | Thein Well Services, Incorporated |
| Ton | : | Short Ton. A unit of weight equal to 2,000 pounds |
| WCS | : | Western Canadian Select |
| WDNR | : | Wisconsin Department of Natural Resources |
| WIP | : | Work-in-progress |

q:\eng_wp\3555.022 ss - ye 2022 s-k 1300\wp\report\glossary.docx

JOHN T. BOYD COMPANY

1-1 JOHN T. BOYD COMPANY 1.0 EXECUTIVE SUMMARY 1.1 Introduction BOYD was retained by Smart Sand to complete an independent reserve estimate of mineral resources and mineral reserves—hereafter referred to as proppant sand resource and proppant sand reserves—for their active mining operation located in Blair, Wisconsin (the “Blair Operation”). Smart Sand purchased the Blair Operation in March 2022 from Hi-Crush LLC. Hi-Crush LLC was the original developer of the mine and property. This report summarizes the results of our review and satisfies the requirements for Smart Sand’s disclosure of frac sand resources and reserves set forth in Subpart 1300 and Item 601(b)(96) of the SEC’s Regulation S-K (S-K 1300). This is the first technical report summary filed by Smart Sand for the Blair Operation. BOYD’s findings are based on our detailed examination of the supporting geologic, technical, and economic information obtained from: (1) Smart Sand provided files, (2) discussions with Smart Sand personnel, (3) records on file with regulatory agencies, (4) public sources, and (5) nonconfidential BOYD files. Our investigation was performed to obtain reasonable assurance that Smart Sand’s proppant sand resource and reserve statements are free from material misstatement. This report provides results of an independent estimate of the proppant sand resources and reserves underlying the Blair, Wisconsin property. It should be noted that all of the proppant sand resources on the property have been converted to proppant sand reserves, and there are no additional resources to report. This chapter provides a summary of primary information contained within this technical report summary and is supported by remaining portions of this report including text, figures, and tables. Weights and measurements are expressed in US customary units. Unless noted, the effective date of the information, including estimates of proppant sand reserves, is December 31, 2022. 1.2 Property Description Smart Sand’s Blair Operation is a surface mining operation located in Trempealeau and Jackson counties, Wisconsin. Proppant sand is mined from the Wonewoc Formation Sandstone, which has historically been the subject of extensive proppant sand mining in the area. Smart Sand controls approximately 1,285 contiguous acres of property which is owned fee simple. The general location of this property (the “Blair Operation”) is provided on Figure 1.1, on the following page.

1-2


Legend
Major Road
CSXT
Major Railroad
Major Waterways
RAILROAD INDEX
Abbreviation | Name
BNSF | BNSF Railway Company
CN | CN Railroad
CPRS | Canadian Pacific Railway
UP | Union Pacific Railroad
N
Chippewa Falls
Lake Wissota
Chippewa
Dunn
Eau Claire
Eau Claire R.
Eau Claire Lake
Chippewa River
Augusta
Pepin
Mondovi
Eleva
Osseo
Fairchild
Neillsville
Clark
Black River
Buffalo
Independence
Whitehall
Trempealeau
Blair
Blair Operation
Black River Falls
Jackson
Fountain City
Galesville
Melrose
La Crosse
Winona
WI
MN
Mississippi River
Sparta
Tomah
Monroe
La Crosse
Houston
CN
UP
CPRS
BNSF
CPRS /UP
Wisconsin
Figure Area
SCALE (Miles)
0
5
10
Q:\ENG_WP\3555.022 SS - YE 2022 S-K 1300\NAD\FIGURES\FIGURE1-2.mxd

**FIGURE 1.1**
**GENERAL LOCATION MAP**
Showing
**BLAIR OPERATION**
Jackson and Trempealeau Cos., Wisconsin

Prepared For
**SMART SAND, INC.**

John T. Boyd Company | February 2023 | Scale 1" = 10 Miles

1-3 JOHN T. BOYD COMPANY 1.3 Geology The Blair Operation’s target silica bearing formation is the Wonewoc Sandstone, which is a massive formation in areal extent and thickness. Aerially, it extends from Minnesota to Arkansas and from Wisconsin into Nebraska and South Dakota. On a regional basis, the Wonewoc ranges in thickness from a few feet to over 200 ft, with a general thickness between 100 ft to 200 ft, reaching over 200 ft thick in portions of northern Wisconsin. The surface of the Blair Operation is overlain by a combination of shale, clayey sands, and soils material that ranges in thickness from 1 ft to 105 ft, with an average thickness of approximately 30 ft throughout the mineable portion of the property. The Wonewoc deposit within the Blair Operation property is flat lying with no evidence of faulting, and has been partially eroded to an average thickness of approximately 106 ft. The Wonewoc Sandstone can be generally described as well sorted, well rounded, fine to medium size frosted grains of exceptionally pure quartz sands, which are free from deleterious materials and weakly cemented. As such, the sand is valued in the marketplace for its high silica content, grain roundness, grain strength and other attractive proppant sand properties. Grain size distribution and overburden thickness drives the mine planning. Sand intervals sampled indicate grain size becomes coarser in the middle portions of the mineable interval. These coarser intervals are approximately 40 ft thick and yield between 33% and 41% 20/40-mesh material. The overburden is at its thinnest on the western portion of the property where the Wonewoc Sandstone outcrops. Overburden material in this area can be removed with simple conventional extraction and scraping methods. Conversely, the overburden is thickest in the south and eastern edge of the property, beneath several shallow ridges. In areas of the highest topography, the overburden will most likely become competent and require drilling and blasting before excavation. 1.4 Exploration Based on available information, there were two exploration drilling programs performed on the Blair property: first in 2012 and a second in 2014. Overall, there have been 12

1-4 JOHN T. BOYD COMPANY drill holes completed on the property to date. Table 1.1, below, summarizes exploration work completed during these drilling campaigns. BOYD reviewed drilling and sampling methodologies utilized in the drilling campaigns at the Blair Operation, as well as equipment used, sampling, logging, and field work performed. We note that methodologies and procedures indicate that the data obtained were carefully and professionally collected, prepared, and documented in conformance with generally accepted industry standards. BOYD opines that work conducted is thorough and complete for purposes of evaluating and estimating proppant sand resources and reserves at the Blair Operation. 1.5 Frac Sand Reserves and Quality This technical report summary provides an estimate of frac sand reserves for Smart Sand’s Blair Operation in accordance with the requirements set forth in S-K 1300. This estimate was independently prepared by BOYD, and this report includes conclusions from a thorough geologic investigation of the property, appropriate modeling of the deposit, development of life-of-mine (LOM) plans, and consideration of the relevant processing, economic (including independent estimates of capital, revenue, and cost), marketing, legal, environmental, socio-economic, and regulatory factors. Smart Sand’s estimated surface mineable proppant sand reserves for the Blair Operation total 115.3 million saleable product tons, as of December 31, 2022.

1-5

Table 1.2, below, presents the estimated reserve tons by product (size), that are anticipated to be produced at Smart Sand's Blair property.

**Table 1.2: Smart Sand Blair Reserve Tons as of December 31, 2022**

| Proven Reserves (000 Tons) | | | | | |
|---|---|---|---|---|---|
| By Mesh-Size | | | | | |
| 20/40 | 40/70 | 70/140 | 30/50* | 50/140* | Total |
| 40,695 | 54,877 | 19,707 | 56,494 | 44,176 | 115,279 |

*These product sizes may only be produced in-lieu of an equivalent percentage of other overlapping product sizes, and are not additive.

The reported reserves include only proppant sand which is reportedly owned as of December 31, 2022. It is BOYD's opinion that extraction of the reported frac sand reserves is technically achievable and economically viable after the consideration of potentially material modifying factors.

Projecting the average sales volume of approximately 1.965 million tons per year, the operation has an expected LOM of approximately 58 years.

Composite samples collected during each of the drilling campaigns were tested by PropTester, Inc (PropTester), Cyprus, Texas, for API RP 19C/ISO 13503-2 (API/ISO) proppant sand characteristics. Testing was performed on composite samples created from 20/40, 30/50, 40/70, and 50/140-mesh (100-mesh) product splits. The API/ISO testing results are presented in Table 1.3, below.

**Table 1.3: Summary of Select API/ISO Test Results and Associated Recommended Specifications**

| Test | Result 20/40-mesh | Result 30/50-mesh | API/ISO Recommended Specification | Result 40/70-mesh | API/ISO Recommended Specification | 50/140 mesh Result* |
|---|---|---|---|---|---|---|
| Sphericity | 0.8 | 0.7 | ≥ 0.6 | 0.8 | 0.6≥ | 0.7 |
| Roundness | 0.8 | 0.8 | ≥ 0.6 | 0.8 | 0.6≥ | 0.8 |
| Acid Solubility (%) | 1.9 | 1.8 | ≤ 2.0 | 1.8 | ≤2.0 | 2.4 |
| Turbidity (NTU) | 9 | 11 | ≤ 250 | 9 | ≤250 | 14 |
| K-Value (000 psi) | 5 | 8 | - | 10 | - | 13 |

*Currently, 100-mesh proppant sad material does not have an API/ISO recommended specification.

JOHN T. BOYD COMPANY

1-6 JOHN T. BOYD COMPANY The composite sample testing indicates that the Blair Operation is able to produce frac sand products which meet minimum API/ISO recommended testing characteristics. BOYD notes that the Blair Operation has a prior history of selling various frac sand sized products to oil service companies prior to the Smart Sand acquisition in 2022. 1.6 Operations 1.6.1 Mining The Blair Operation can produce up to 1.96 million tons of finished product per year. The quarry exploits the Wonewoc Sandstone formation which is extensively mined in the Blair, Wisconsin area. To produce 1.96 million tons of frac sand product, approximately 2.62 million tons of ROM sand is uncovered, drilled, blasted, and then hauled to the processing plant. Conventional excavators, front-end loaders, articulated haul trucks and dozers are used to strip the overburden and recover the sand. Initially, the deposit outcrops on the western end where current operations are expected to resume. Thus, no overburden is removed prior to exposing the approximately 106 ft thick sand formation. It is anticipated that the mine pit operates two, eight-hour shifts, four days per week resulting in a 40-hour work week per shift. A Friday and Saturday will be added if needed based on product demand. The sand is mined and processed in the wet processing plant on the northern section of the property. The wet process plant product is then conveyed to the dry processing plant on the northern section where it is then stored in one of five 5,000 tons rail silos for shipping. Recent historic run-of-mine (ROM) production and forecast ROM production are illustrated in Tables 1.4 and 1.5: Table 1.4: Historic ROM Production Year Finished Tons (000) 2016 3,573 2017 2018 2019 4,079 4,078 3,432 Table 1.5: Forecasted ROM Production Tons Year 2023 Year 2024 Year 2025 Year 2026 Year 2027 ROM Production tons (000) 816 1,640 1,968 2,165 2,381

1-7 JOHN T. BOYD COMPANY The average process yield is reported to be 75%; as such, 1 million ROM tons are expected to produce approximately 750,000 tons of finished product. The LOM plan, contained in Chapter 7, assumes a steady-state increase in sales volume from 2023 to 2028 until nominal plant capacity of 1.96 million tons is achieved in 2028. The mine and plant will operate at this rate until 2081 when the deposit is depleted. Future mine plan production, and hence the longevity of the mine, is directly related to energy market demand for Frac sand. Actual yearly production volumes may, and are likely to, fluctuate significantly based on this demand. 1.6.2 Processing The Blair plant commenced wash plant operations in 2016. It shut down in 2020 due to the COVID-19 pandemic and has been on care and maintenance since then. The ROM sand material is hauled to an in-pit feed hopper where it is crushed and conveyed to a wet process plant. Following removal of oversize and waste (<140-mesh) material, the sand is conveyed to the drying and screening plant. Finished product is stored in silos and is railed to multiple oil and gas well service customers via the Canadian National Railway (CN). The wet plant employs typical screen/hydrosizer/cyclone classification and dewatering technology and also has an ultrafine circuit and thickener. The wet plant operates 24 hours a day, 4-5 days a week between March and November. Winter weather shuts the mine and wet processing plant down. A substantial stockpile is created to allow the dry processing plant to continue to run 24 hours a day, 365 days a year. An overland conveyor transports the wet process feed to two 200 tons per hour (tph) natural gas fired dryer. Dry sand is then screened into predominantly 20/40-mesh, 30/50-mesh, 40/70-mesh, and 50/140-mesh (100-mesh) finished products. The finished products are stored in five 5,000-ton loadout silos before being railed to customers. 1.6.3 Infrastructure Electricity for the Blair Mine is serviced by Xcel Energy that is routed along the CN corridor, which runs north of the northern property line. The pipeline providing natural gas supply for the drying equipment is also routed along this corridor and is supplied by We Energies. Plant process water is supplied by wells drilled on the property as well as water collected in the pit and ponds. Additionally, the wash process water is recycled after fines are removed via settling with a flocculent in a thickener and series of constructed ponds. Potable water is provided by one of the wells on site and by water bottles and jugs delivered.

1-8 JOHN T. BOYD COMPANY On-site facilities include a scale house, office, shop, and a quality laboratory located in the dry process plant. While in production, the Blair Operation employs approximately 54 people and staffing varies based on production demand. 1.7 Financial Analysis 1.7.1 Market Analysis Although Smart Sand’s market area is essentially all of the energy basins in the United States and Western Canada, we have selectively focused on the Montney and Marcellus/Utica (Appalachia Region) as these are target markets for their proppant sand. The Blair Mine has advantaged delivered cost to the Marcellus/Utica and Montney Basins as the Blair Mine directly loads onto the CN; a very competitive option for eastbound/westbound sand to the Marcellus/Utica and Montney basins. Blair owns a loadout at the site which enables them to load directly on the CN. A high-level overview of demand in these basins follows. 1.7.2 Montney Basin The Montney Basin was discovered as a large source of tight oil in 2005 and with the advancement of horizontal drilling techniques, it has become a strong producer of hydrocarbons in Western Canada. Figure 1.2, following this page, shows the general location of the Montney Basin and all oil and gas wells drilled since 2005. After rising quickly between 2005 and 2014, prices retreated due to surplus of oil production in the market. Prices have been steady (with the exception of 2020 COVID), averaging between the high $30’s and low $40’s per barrel.

1-9 JOHN T. BOYD COMPANY Figure 1.2: General Overview of the Montney Basin and all Oil and Gas Wells Drilled Since 2005 (Source: CER)

1-10 JOHN T. BOYD COMPANY Figure 1.3, below, illustrates the average annual price for Western Canadian Select (WCS) crude oil located in Alberta and British Columbia. Figure 1.3: Average Annual Western Canada Select Oil Prices (Source: Statista) Rig counts in Western Canada indicate a rebound of drilling activity over the past three years. The number of rigs working this winter is growing to three-year highs as illustrated in Figure 1.4 below. Figure 1.4: Active Drilling Rigs in Western Canada (Source: CAOEC)

1-11 JOHN T. BOYD COMPANY Since reaching a low of nine active rigs in Alberta in 2020, active drilling has rebounded to 183 as of February 2023. According to the Canadian Energy Regulator (CER) and is shown in Figure 1.5, below, Alberta daily tight crude oil production is continuing to increase and is forecasted to achieve more gains through 2030. Figure 1.5: Current and Forecasted Oil Production in Alberta (Source: CER) The Montney Basin is chiefly reliant on imported sand for drilling oil and gas wells and Northern White Sand (NWS) from the Wisconsin area remains an important product for many well applications. 1.7.3 Appalachian Basin (Marcellus/Utica Basins) The Appalachian Basin predominantly consists of the Marcellus and Utica shale plays. They are substantial natural gas and oil plays in North America and a target market for the Blair Operation. Like the Montney, the Appalachian imports most of the proppant sand. Very few notable in-basin sand operations exist. This creates an advantaged situation for the Blair Mine as there are few substitutes transport wise to the basin. Following the energy downturn in 2019 and then Covid shutdown in 2020, the basin wellfield activity appears to be rebounding. Horizontal rigs have stabilized over the past two years as can be seen in Figure 1.6, but gas production per rig is substantially higher. Energy companies are drilling longer laterals and

1-12 JOHN T. BOYD COMPANY optimizing each well pad; becoming more efficient from a cost perspective and overall natural gas production is stable as can be seen from Figure 1.7, below. Figure 1.6: Appalachian Rig Count and Production per Rig (Source: EIA) Figure 1.7: Appalachian Gas Production (Source: EIA) Having survived the challenging environment of 2019 and 2020, Smart Sand’s Blair Operation should continue to prove viable into the future notwithstanding a sustained and significant energy price collapse. Their low-cost mining scheme,

1-13

advantaged transport to select basins, and high-quality product help to create an advantage compared with other NWS producers.

### 1.7.4 Historic Production, Capital Expenditures, Operating Costs, and Pricing

Historical CapEx, sales and revenue were not available for this report as a different owner operated the facility prior to 2022. Historical product sales information is available for the facility and is listed below in Table 1.6:

Table 1.6 presents Blair's historical sales production for the period 2016 to 2020.

**Table 1.6: Historical Sales Statistics**

| Year | Tons Sold (000) |
|---|---|
| 2016 | 1,482,355 |
| 2017 | 2,503,867 |
| 2018 | 2,047,677 |
| 2019 | 2,025,313 |
| 2020* | 507,262 |
| Total | 8,566,474 |

*Operations Idled

### 1.7.5 Projected Sales Revenue, Production Costs, and Capex

Table 1.7, below, presents BOYD's sales projections for the period of 2023 through 2027. The sales price forecast is constant dollar, by product, and is based on current quarter average prices. We are of the opinion that these are reasonable price projections.

**Table 1.7: Blair 5-Year Sales Projection by Product**

| Tons Sold (000) | Year 2023 | Year 2024 | Year 2025 | Year 2026 | Year 2027 |
|---|---|---|---|---|---|
| 20/40 Mesh | 50 | 102 | 123 | 135 | 148 |
| 30/50 Mesh | 99 | 204 | 245 | 270 | 297 |
| 40/70 Mesh | 347 | 718 | 858 | 943 | 1,038 |
| 100 Mesh | 116 | 206 | 250 | 276 | 303 |
| Total Sold | 612 | 1,230 | 1,476 | 1,624 | 1,786 |
| Average Price ($/ton Sold) | $36.00 | $36.00 | $36.00 | $36.00 | $36.00 |
| Revenue ($000) | $22,032 | $44,280 | $53,136 | $58,464 | $64,296 |

JOHN T. BOYD COMPANY

1-14

Table 1.8, below, presents the above table's cost projections on a cost per ton sold basis for the years 2023 through 2027.

**Table 1.8: Annual Cash Cost Projections**

| Cost of Sales ($ 000) | 2023 | 2024 | 2025 | 2026 | 2027 |
|---|---|---|---|---|---|
| Wages and Benefits | 3,275 | 5,092 | 6,111 | 6,723 | 7,394 |
| Excavation | 4,842 | 7,528 | 9,033 | 9,939 | 10,930 |
| Utilities | 3,133 | 4,871 | 5,845 | 6,431 | 7,073 |
| External Labor | 142 | 221 | 266 | 292 | 321 |
| Insurance | 142 | 221 | 266 | 292 | 321 |
| Equipment | 1,424 | 2,214 | 2,657 | 2,923 | 3,215 |
| Maintenance | 1,139 | 1,771 | 2,125 | 2,339 | 2,572 |
| Real Estate Taxes | 142 | 221 | 266 | 292 | 321 |
| **Cash Production Costs** | 14,241 | 22,140 | 26,568 | 29,232 | 32,148 |
| SG&A | 1,845 | 2,214 | 2,657 | 2,923 | 3,215 |
| **Total Production Costs** | **16,086** | **24,354** | **29,225** | **32,155** | **35,363** |
| Unit cost per sales ton($/ton) | 26.28 | 19.80 | 19.80 | 19.80 | 19.80 |

Smart Sand provided BOYD with the CapEx estimate for the Blair operation. A total amount of $4.19 million will be spent between 2023 to bring the operation back into production and streamline the site. Smart Sand projects an annual amount of $3.93 million starting in 2028, which includes maintenance of production equipment as well as other items for the operation, through the remainder LOM. Please refer to Table 12.3 for yearly detail on capital expenditures.

### 1.7.6 Economic Analysis

BOYD prepared an economic analysis, as of January 1, 2023, for the Blair Operation using the production, sales, and financial projections presented in this report. Our analysis confirms that the operation generates positive cash flows (based on a 12.0% discount rate), on a pre-tax and after-tax basis, that supports the statement of frac sand reserves herein. Table 1.9, following this page, presents the pre-tax and after-tax cash

JOHN T. BOYD COMPANY

1-15 JOHN T. BOYD COMPANY flow projections for 2023 to 2027 based on the proposed production schedule, revenue, cost of goods sold, CapEx and other estimates discussed above for the Blair Operation. Discounted Cash Flow-Net Present Values (DCF-NPV) on a pre-tax and after-tax basis, using discount rates of 10%, 12%, and 15%, were calculated utilizing the cash flows above. The DCF-NPV values used mid-year discounting and all cash flows were on a constant dollar basis. The pre-tax DCF-NPV ranges from approximately $158 million to $250 million. The after-tax DCF-NPV ranges from approximately $116 million to $183 million. Table 1.10, below, summarizes the results of the pre-tax and after-tax DCF-NPV analyses: 10% 12% 15% Pre-Tax: 249.7 201.5 158.5 After-Tax: 182.8 147.5 115.9 Table 1.10: DCF-NPV Analysis NPV ($ millions) The NPV estimate was made for purposes of confirming the economic viability of the reported frac sand reserves and not for purposes of valuing the Blair Mine or its assets. Internal rate-of-return (IRR) and project payback were not calculated, as there was no initial investment considered in the financial model. Table 1.9: Summary Cash Flow Statement

1-16 JOHN T. BOYD COMPANY 1.8 Regulation and Liabilities The Blair Mine’s operations are predominantly regulated by Trempealeau and Jackson counties, Wisconsin, the Wisconsin Department of Natural Resources (WDNR) and several local municipalities regarding water use, air quality, general operations and eventual reclamation of the site. Safety and operational regulations are administered by the Mine Safety and Health Administration (MSHA). Based on our review of information provided by Smart Sand and available public information, it is BOYD’s opinion that the Blair Mine’s record of compliance with applicable mining, water quality, and environmental regulations is generally typical for that of the industry. BOYD is not aware of any regulatory violation or compliance issue which would materially impact the frac sand reserve estimate. 1.9 Conclusions It is BOYD’s overall conclusion that Smart Sand’s Blair Mine frac sand reserves, as reported herein: (1) were prepared in conformance with accepted industry standards and practices, and (2) are reasonably and appropriately supported by technical evaluations, which consider all relevant modifying factors. We do not believe there is other relevant data or information material to the Blair Property that would render this technical report summary misleading. Our conclusions represent only informed professional judgment. The ability of Smart Sand, or any mine operator, to recover all of the reported frac sand reserves is dependent on numerous factors that are beyond the control of, and cannot be anticipated by, BOYD. These factors include mining and geologic conditions, the capabilities of management and employees, the securing of required approvals and permits in a timely manner, future sand prices, etc. Unforeseen changes in regulations could also impact performance. Opinions presented in this report apply to the site conditions and features as they existed at the time of BOYD’s investigations and those reasonably foreseeable. Q:\ENG_WP\3555.022 SS - YE 2022 S-K 1300\WP\REPORT\CH-1 - Executive Summary.docx

2-1 JOHN T. BOYD COMPANY 2.0 INTRODUCTION 2.1 Registrant Smart Sand is a US-based mining company headquartered in Spring, Texas. The company’s common stock is listed on the New York Stock Exchange (NASDAQ:SND). Smart Sand is actively engaged in the production and marketing of commercial proppant sand. Their products are used as proppant sand for oil and natural gas recovery. Additional information regarding Smart Sand can be found on their website: www.smartsand.com. 2.2 Terms of Reference and Purpose Smart Sand retained BOYD to complete an independent technical assessment of their Blair operation including an independent estimate of the proppant sand resources and reserves underlying the property as of December 31, 2022. BOYD prepared this technical report summary for Smart Sand in support of their disclosure of proppant sand reserves for the Blair Operation in accordance with US SEC S-K 1300. The purpose of this report is threefold: (1) to summarize material technical and geoscientific information for the subject mining property, (2) to provide the conclusions of our technical assessment, and (3) to provide a statement of proppant sand resources and/or reserves for the Blair Operation. BOYD’s findings are based on our detailed examination of the supporting geologic and other scientific, technical, and economic information provided by Smart Sand, as well as our independent estimate of proppant sand resources and reserves presently available at the Blair Operation. We used standard engineering and geoscience methods, or a combination of methods, that we considered to be appropriate and necessary to establish the conclusions set forth herein. As in all aspects of mining property evaluation, there are uncertainties inherent to the interpretation of engineering and geoscience data; therefore, our conclusions necessarily represent only informed professional judgment. The ability of Smart Sand, or any mine operator, to recover all the estimated proppant sand reserves presented in this report is dependent on numerous factors that are beyond the control of, and cannot be anticipated by, BOYD. These factors include

2-2 JOHN T. BOYD COMPANY mining and geologic conditions, the capabilities of management and employees, the securing of required approvals and permits in a timely manner, future sand prices, etc. Unforeseen changes in regulations could also impact performance. Opinions presented in this report apply to the site conditions and features as they existed at the time of BOYD’s investigations and those reasonably foreseeable. This report is intended for use by Smart Sand, subject to the terms and conditions of its professional services agreement with BOYD. We also consent to Smart Sand filing this report as a technical report summary with the SEC pursuant to S-K 1300. Except for the purposes legislated under US securities law, any other uses of or reliance on this report by any third party is at that party’s sole risk. The responsibility for this disclosure remains with Smart Sand. 2.3 Expert Qualifications BOYD is an independent consulting firm specializing in mining-related engineering and financial consulting services. Since 1943, BOYD has completed over 4,000 projects in the US and more than 60 other countries. Our full-time staff comprises mining experts in: civil, environmental, geotechnical, and mining engineering; geology; mineral economics; and market analysis. Our extensive experience in proppant sand resource and reserve estimation combined with our knowledge of the subject property, provides BOYD an informed basis on which to opine on the reasonableness of the estimates pertaining to Smart Sand’s Blair Operation. An overview of BOYD can be found on our website at www.jtboyd.com. The individuals primarily responsible for completing this technical assessment and the preparation of this report are by virtue of their education, experience, and professional association considered qualified persons (QPs) as defined in S-K 1300. Neither BOYD nor its staff employed in the preparation of this report have any beneficial interest in Smart Sand, and are not insiders, associates, or affiliates of Smart Sand. The results of our assessment were not dependent upon any prior agreements concerning the conclusions to be reached, nor were there any undisclosed understandings concerning any future business dealings between Smart Sand and BOYD. This report was prepared in return for fees based upon agreed-to commercial rates, and the payment for our services was not contingent upon our opinions regarding the project or approval of our work by Smart Sand and its representatives.

2-3 JOHN T. BOYD COMPANY 2.4 Principal Sources of Information Information used in this assignment was obtained from: (1) files provided by Smart Sand, (2) discussions with Smart Sand personnel, (3) records on file with regulatory agencies, (4) public sources, and (5) nonconfidential information in BOYD’s possession. The following information was provided by Smart Sand: • Exploration records (e.g., drilling logs and lab sheets). • Geologic databases of lithology and sand quality. • Computerized geologic models. • Mapping data, with: - Land ownership boundaries. - Infrastructure locations. - Easement and right-of-way boundaries. - Surveyed topography (surface elevation). • Mine plans, production schedules, and supporting data. • Overview of processing operations and detailed flow sheets. • Copies of mining and operating permits. • Historical information, including: - Production reports. - Financial statements. - Product sales and pricing. Information from sources external to BOYD and/or Smart Sand are referenced accordingly. The data and work papers used in the preparation of this report are on file in our offices. 2.5 Personal Inspections A site visit and inspection of the Blair Operation was completed on February 21, 2023, by a BOYD representative. The site visit included: (1) observation of the current and future mining areas, (2) a tour of the mine site’s surface infrastructure, and (3) a tour of the process plant and truck loadouts. BOYD’s representatives were accompanied by Smart Sand management personnel who openly and cooperatively answered questions regarding, but not limited to: site history; deposit geology; mining and processing operations; near- and long-range mining plans; and frac sand marketing.

2-4 JOHN T. BOYD COMPANY 2.6 Report Version The frac sand resources and reserves presented in this Technical Report Summary are effective as of December 31, 2022. The effective (i.e., “as of”) date of the report is December 31, 2022. This is the first Technical Report Summary filed by Smart Sand for the Blair Operation. 2.7 Units of Measure The US customary measurement system has been used throughout this report. Tons are short tons of 2,000 pounds-mass. Unless otherwise stated, currency is expressed in US Dollars ($). Historic prices and costs are presented in nominal (unadjusted) dollars. Future dollars values are expressed on a constant (un-escalated) basis. Q:\ENG_WP\3555.022 SS - YE 2022 S-K 1300\WP\REPORT\CH-2 - Introduction.docx

3-1 JOHN T. BOYD COMPANY 3.0 PROPERTY OVERVIEW 3.1 Description and Location Smart Sand’s Blair Operation is a surface proppant sand mining operation located on a contiguous block of property totaling approximately 1,285 acres controlled by Smart Sand. The subject property is located in Trempealeau and Jackson counties, Wisconsin, approximately three miles east of the City of Blair. Geographically, the Blair proppant sand processing plant is located at approximately 41°17'56.59"N latitude and 91°10'11.96"W longitude. Figure 3.1, on the following page, illustrates the location and general layout of the Blair Operation. 3.2 History Hi-Crush Proppants LLC (Hi-Crush) began to establish the Blair Operation in 2012 by completing initial exploratory drilling and sampling of the Wonewoc Sandstone within the subject property. Subsequent development led to the first production of proppant sands from the Blair Operation in 2016. Mining operations utilized a combination of overburden removal, and blasting and surface mining of the Wonewoc Sandstone. In addition to the mine site and processing facilities, a rail loadout, several maintenance and engineering buildings, and other auxiliary structures required for the mining, processing, and marketing and transportation of proppant sand were constructed. Hi-Crush mined and processed proppant sand at the Blair Operation from 2016 through 2020, when the COVID-19 pandemic created economic uncertainty and lead to the facility being temporarily idled. Hi-Crush declared bankruptcy soon after and placed the Blair Operation on indefinite care and maintenance status. In March 2022, Smart Sand acquired the Blair Operation for $6.5 million. Smart Sand’s current intent is to place the facility into active operational status again by May 2023. 3.3 Property Control The Blair Operation comprises approximately 1,285 acres owned in fee by Smart Sand. Ownership information provided by Smart Sand has been accepted as being true and accurate for the purpose of this report.

Coulee Rd. Tappen Kennedy Rd. Trump Lake Rabbit Run Rd. Hamilton Rd. W Blair Rd. Canadian National Railway Co. Tre mpea lea u River Tre mp ea lea u C o. Ja ck so n C o. Skutley Ck. State Route 95 Trump Coulee Creek N Trump Coulee Rd. TB-12 TB-1 TB-2 TB-3TB-4 TB-5 TB-6 TB-7 TB-8 TB-9 EW-9 TB-10 TB-11 PW-B2 MW-B3S Q: \EN G_ W P\3 55 5.0 22 S S - YE 20 22 S -K 13 00 \N AD \FI GU RE S\ FIG UR E3 -1R EG IO NA L.m xd 3-2 0 1,000 2,000 3,000 SCALE (Feet) Dry Plant Wet Plant Conveyor Legend Property Boundary Mine Extent Drillhole Location Mined Out Area Reserve Area February 2023 Scale 1" = 2500'John T. Boyd Company FIGURE 3.1 REGIONAL MAP SHOWING BLAIR OPERATION Jackson and Trempealeau Cos., Wisconsin Prepared For SMART SAND, INC.

3-3 JOHN T. BOYD COMPANY Smart Sand owns 100% of the surface and mineral rights to the entire 1,285-acre Blair Operation. The current estimated area suitable for resource extraction is approximately 647 acres, or 50% of the total property, after observing setbacks, right of ways, processing areas, and other non-mining acreage. 3.4 Adjacent Properties Wisconsin proppant sand mining activity occurs primarily in three regions: the Barron, Blair, and Oakdale regions. Many operations have been located in these regions as Northern White Sand became prevalent in the oil and gas industry. Smart Sand’s Blair Operation is located within the Blair region; however a majority of these sand mining operations are all located within ±100 miles of each other, with Smart Sand also having additional operations within the region. 3.5 Regulation and Liabilities Mining and related activities for the Blair Operation are regulated by the State of Wisconsin, and several local agencies. Mine safety is regulated by the Federal Government through the Mine Safety and Health Administration (MSHA). 3.6 Accessibility, Local Resources, and Infrastructure Smart Sand’s Blair Operation is located near several small rural cities in southwestern Wisconsin. Blair, WI has a population of 1,366, while the overall region has a population of approximately 360,000 in Jackson, Trempealeau, Eau Claire, La Crosse, Monroe, and Clark Counties, according to 2021 Census Data. General access to the Blair Operation is via a well-developed network of primary and secondary roads serviced by state and local governments. These roads offer direct access to the mine and processing facilities and are open year-round. Primary vehicular access to the property is via US Highway 95, with nearby access to Interstate 94. The Blair operation has an on-site rail loadout facility with access to the CN rail network. Blair’s proppant sand product is railed to the various energy basins via the CN, or other connecting rail carriers. The Blair operation has access to major airports as there are: • Three International airports within a 200-mile radius of the site. • Four domestic airports within a 110-mile radius of the site. • Three local airports within a 50-mile radius of the site.

3-4 JOHN T. BOYD COMPANY Sources of three phase electrical power, natural gas, and other miscellaneous materials are readily available. Water supplied to the operation is via various sources such as, on-site wells, on-site ponds, and public water. 3.7 Physiography The Blair Operation is located in the Western Upland physiographic region of Wisconsin, which spans most of the southwestern border of the state. This region is characterized by steep hills, wooded ridges, and rocky outcrops that are characteristically dissected by streams and rivers. This region comprises a portion of the greater driftless area, which marks the termination of advancing glaciers during the last glacial periods of the ice age (Wisconsin Period), which lasted until approximately 11,000 years ago. The surface of Smart Sand’s Blair Operation is overlain by topsoil, sandy clays, and shales, which based on a combination of drill hole data and flown topographic mapping, suggests that overburden ranges in thickness from being absent where the Wonewoc outcrops along the western portion of the property, up to 106 ft in isolated high-elevation hilltops. Over the entire mineable portion of the property, overburden averages approximately 30 ft in thickness. Beneath the overburden material is the Wonewoc Sandstone Formation, one of the primary sources of proppant sands being mined in the region. 3.8 Climate For the Blair Operation, average monthly high temperatures range from 26ºF to 82ºF, with June, July, and August being the hottest months. Average monthly low temperatures range from 9ºF to 61ºF, with the months of November, December, January, February, and March exhibiting average lows at or below freezing (32ºF). Average annual rainfall totals approximately 26.9 in, averaging 81 days of rain, while average annual snowfall totals approximately 21 in., averaging 9 days of snowfall. Q:\ENG_WP\3555.022 SS - YE 2022 S-K 1300\WP\REPORT\CH-3 - Property Description.docx

4-1 JOHN T. BOYD COMPANY 4.0 GEOLOGY 4.1 Regional Geology Mining of NWS for use as a proppant sand is generally concentrated in the north-central portion of the United States (primarily in Minnesota, Wisconsin, and Illinois, with lesser amounts in Arkansas and Iowa). The predominant formations containing NWS consist of poorly cemented Cambrian and Ordovician age sandstones, and unconsolidated alluvial deposits locally derived from these sandstones. The Mount Simon, Wonewoc, Jordan, and Saint Peter Formations (in depositional order), located in south-central Minnesota and into Wisconsin are the primary formations currently being mined for NWS today. Each of these sandstone formations generally consists of deposits containing high silica content sands that exhibit a monocrystalline grain structure and contain well-rounded and generally well-sorted sand grains. Figure 4.1, on the following page, presents the various stratigraphic rock units in Wisconsin. The Wonewoc Formation, which is the formation being mined at the Blair Operation, is of Cambrin Age (middle-late) and has been noted as spanning an area from Minnesota to Arkansas, and from Illinois into Nebraska and South Dakota. Sand grains comprising the Wonewoc Formation were originally deposited in clear shallow waters near the shore of a Cambrian Sea. The high-energy wave action during particle transport and deposition helped form the generally described well sorted and well rounded, fine to medium-grained, frosted sandstone deposit that the Wonewoc is known for. On a formation-wide basis, the Wonewoc Formation thicknesses may range from a few feet to over 200 ft in thickness; however, regionally the Wonewoc exhibits a more uniform range of depositional thickness of between 100 ft to 200 ft. The presence of the Wonewoc in southwestern Wisconsin is often easily identifiable as it tends to be located underlying clusters of densely wooded, higher-elevation hilly regions of the state. These wooded areas are often on the peripheries of farm fields where sandy and rocky soils began to be encountered during cultivating fields. The Wonewoc Formation is composed of two members: the upper Ironton Member, and the lower Galesville Member, as the formation exhibits grain sizing that sometimes grades from medium to medium-coarse in the upper section, and medium to fine-grained in the lower section.

4-3

## 4.2 Local Geology

### 4.2.1 Stratigraphy

Cambrian sedimentary strata comprise the surface stratigraphic units underlying the soils in and around the Blair Operation. These units primarily include bedrock of, in order of deposition, the Mount Simon, Eau Claire, Wonewoc, and Tunnel City Formations. The stratigraphic relationships between these formations is presented in Figure 4.2 as follows:

| System | Group | Formation |
|---|---|---|
| Cambrian | Elk Mound | Wonewoc |
| | | Eau Claire |
| | | Mount Simon |

**Figure 4.2: Geologic Period**

The following text discusses the strata encountered near the Blair Operation, in ascending depositional order.

<u>Mount Simon</u>

The Mount Simon consists of interbedded sandstones and shales. The lower portion of the formation contains more shale, while the upper portion contains more sand intervals. The sands contained in the Mount Simon consists of somewhat poorly sorted, fine to coarse grained sandstone that is generally white to yellow in color and poorly consolidated. This unit serves as another well-known source of NWS in local mining operations and is said to be somewhat similar in character to the Wonewoc Formation.

<u>Eau Claire</u>

The Eau Claire Formation overlies the Mount Simon and is comprised of a thinly bedded and shaley fine grained sandstone that may be argillaceous or glauconitic. The Eau Claire is noted as unconformably overlying the Mount Simon. Overall thickness ranges from approximately 120 ft to 150 ft.

<u>Wonewoc</u>

The Wonewoc Formation generally consists of medium to coarse grained sandstone ranging in thickness from 125 ft to 150 ft and is the target mineable formation of the Blair Operation. The deposit is flat lying with no evidence of faulting and has been eroded to an average thickness of approximately 102 ft across the subject property. Wonewoc Sandstone is characterized by generally consisting of a white in color, fine to medium grained ortho-quartzite. Sand grains are rounded, frosted, and poorly cemented due to minor secondary silica and clay cement.

JOHN T. BOYD COMPANY

4-4 JOHN T. BOYD COMPANY The Blair Operation mines and processes proppant sand from the lower member (Galesville) of the Wonewoc Formation, which is a massively bedded silica-rich sandstone interval that is regionally very consistent in depositional nature, both in areal extent and thickness. The Galesville contains primarily fine to medium-grained sand grains that are well sorted and monocrystalline in structure. Overburden The surface of the Blair property is overlain by shale, clayey sands, and unconsolidated soil overburden material. Drilling completed on the property has recorded overburden ranging from 10 ft to 65.5 ft thick, however the Wonewoc outcrops in portions of the western extents of the property, and is projected to reach up to 105 ft thick under the highest hilltops in the eastern portion of the property. Across the mineable portion of the Blair property, overburden thickness averages approximately 30 ft in thickness. 4.3 Proppant Sand Geology Proppant sand is a naturally occurring, high silica content quartz sand, with grains that are generally well-rounded. The main difference between proppant sand and other sands is that proppant sand grains are relatively pure in composition, consisting almost entirely of quartz; other types of sands have numerous impurities that may be cemented to the quartz grains. The pure quartz composition of proppant sand grains, along with being well-rounded and spherical in shape, gives these sands the characteristics (crush strength, high acid solubility, low turbidity) that are desired for specific well applications in the drilling service industry. The Wonewoc Sandstone (and other NWS) is generally characterized by a high silica content, high roundness and sphericity, white color, and lack of deleterious material. Because of the monocrystalline grain structure, these sands have superior grain strength when compared to other silica sands and are suitable for pressure applications generally up to the 9,000-pounds per square inch (psi) range. Q:\ENG_WP\3555.022 SS - YE 2022 S-K 1300\WP\REPORT\CH-4 - Geology.docx

5-1

# 5.0 EXPLORATION, SAMPLING, AND TESTING

## 5.1 Background

The Blair Operation was originally developed and operated by Hi-Crush, with initial exploratory drilling and sampling completed on the property in 2012. Additional exploration was conducted in 2014, and operations commenced in early 2016. In 2020, amidst the COVID-19 pandemic, operations were idled, before the Blair Operation was ultimately purchased by Smart Sand in March 2022.

## 5.2 Exploration Procedures

### 5.2.1 Drilling and Sampling Overview

To date, two separate exploration drilling programs have been completed at the Blair Operation, resulting in a total of 12 drill holes being drilled and sampled across the mine area. BOYD utilized the results of the completed geologic logs and laboratory testing results to develop a geologic model of the Blair deposit.

Table 5.1 provides summary information on the drilling completed to date, with additional information on each exploration campaign discussed in Sections 5.2.2 and 5.2.3.

**Table 5.1: Blair Mine Exploration Drilling Summary**

| Year | Number of Holes Drilled | Driller | Method | Total Footage |
|---|---|---|---|---|
| 2012 | 5 | Thein | Air Rotary | 704 |
| 2014 | 7 | Cascade | Rotosonic | 1,045 |
| | 12 | | | 1,749 |

Both of the drilling campaigns conducted were directed and planned by Hi-Crush. BOYD worked with Hi-Crush to suggest sampling protocols in order to ensure that representative samples were obtained through the total depth drilled in each drill hole.

### 5.2.2 2012 Air Rotary Exploration Campaign

The initial exploration and sampling campaign consisted of completing five widely spaced air rotary drill holes across the Blair property. Drilling was contracted to Thein Well Services, Incorporated (Thein), Monticello, Minnesota, to utilize an air rotary drilling rig to obtain subsurface samples on the subject property. Hi-Crush contracted field work

JOHN T. BOYD COMPANY

5-2 JOHN T. BOYD COMPANY (geologic logging and sampling) out to geologists employed by Summit Envirosolutions (Summit), St. Paul, Minnesota. Air rotary drilling utilizes a rotating impact hammer drilling bit to break up the strata that are being drilled through. High pressured air drives the impacting and rotating forces of the hammer bit to advance drill hole depths while also cooling the bit during drilling. Cuttings that are produced as the bit advances down hole are forced back up the drill hole and to the surface to keep the hole clear as the cutting head advances. Samples are obtained from air rotary drills by placing a chip tray beneath the cyclone chute on the drilling rig. Samples for this campaign were gathered for each 10 ft interval that the drill rig advanced to a total depth ranging from 120 ft to 150 ft. Samples obtained for each 10 ft run were coned and quartered in the field, with duplicate samples of each 10 ft run taken. Each sample was placed into a heavy-mil plastic bag that was labeled with drill hole name, top and bottom depth, and whether each sample was an “A Sample” or a “B Sample”. Sample bags were then placed into buckets, with lids secured and contents of each bucket noted. The “A Sample” set was sent to FracTAL, LLC (FracTAL), St. Paul, Minnesota for sample preparation and particle size analyses, while the “B Sample” set was placed into storage by Hi-Crush for archival purposes. FracTAL was also directed by Hi-Crush to create two sets of composite “product size” (20/40, 30/50, 40/70, 50/140-mesh) samples, which would represent the fully processed (washed and dried) material that is run through the processing plant, from sample material of two different drill holes. These composite samples were sent to Prop Tester, Cyprus, Texas, to have API RP 19C/ISO 13503-2 (API/ISO) testing completed. 5.2.3 2014 Rotosonic Exploration Campaign The 2014 exploration and sampling campaign consisted of completing seven rotosonic drill holes on the Blair property, in order to serve as an infill drilling campaign and obtain additional detailed information on the deposit for mine planning and plant design. The 2014 drilling campaign was contracted to Cascade Environmental (Cascade), Little Falls, Minnesota, to utilize a rotosonic drilling rig to obtain subsurface sample materials, with field work again contracted to Summit. Rotosonic drilling utilizes a rotating and vibratory drilling head that advances a hollow drilling bit and core barrels down hole. This drilling method provides good recovery results with a nearly undisturbed drilling core in strata that is poor-to-unconsolidated in nature. As the bit advances down hole, rotational forces and different vibration

5-3 JOHN T. BOYD COMPANY frequencies can be applied by the drill operator to advance through various lithology types, while maximizing core recoveries. The rotosonic drill rig advances down hole 10 ft at a time, with the core barrels containing the total interval of core drilled during each drilling run. Samples are obtained by pulling the core barrels after each run, and applying vibratory forces to the core barrel containing the recovered core, which causing the core to slide out of the barrel and into a similar sized core bag. Drillers label the bottom depth of each core bag prior to extruding the core, and place the bagged core onto a core tray. Geologic logging, photographing the core, and core sampling may take place while the drillers continue drilling the next drill run. Samples were obtained by taking a trowel and sampling approximately 1/4 of the diameter of the core, along the entire length of the recovered core, in order to create a representative sample of the entire 10 ft drilling run. Sample material was placed into smaller heavy-mil sample bags, which were then labeled with drill hole name, top and bottom of the sample interval, and the sample ID (A or B sample). The process was repeated in order to create duplicate sample sets throughout the duration of the drilling campaign. Bagged samples were placed into buckets with lids secured and contents of the bucket noted. One sample set was sent to FracTAL for preparation and particle size analyses, while the duplicate sample set was placed into storage by Hi-Crush for archival purposes. FracTAL again prepared “product size” composite samples from material obtained from two different rotosonic drill holes, which were sent to PropTester for API/ISO testing purposes on additional samples. 5.2.4 Proppant Sand Quality Testing As discussed in the exploration section of this report, each “A-Sample” obtained during the completed exploration campaigns were sent to FracTAL for sample preparation, particle size analysis, and to have composite drill hole samples created, which were then sent to PropTester for API/ISO testing purposes. FracTAL checked in samples received and prepared an appropriately sized split of each sample. Each prepared sample for testing was initially weighed, then washed over a 200-mesh size screen. The remaining (+200-mesh) material is dried and weighed again to determine fines content of the in-situ sample interval. The washed and dried portion of each sample then undergoes sieve analysis to determine particle size distribution. Each sample obtained during exploration was analyzed, in order to gain information on the entire Blair Operation sand deposit through the total depths drilled in each drill hole.

5-4 JOHN T. BOYD COMPANY Particle size distribution results, and the associated lithologic data obtained from the 12 drill holes completed on Blair were provided to BOYD, and compiled into a database for input into BOYD’s geologic model. These results were the principal source of information used to define the extent of the deposit on the property, overburden volumes, and sand and waste volumes, and tonnages for the Blair Operation. Based on the data provided, and the information related to the drilling, sampling, logging, and field work performed during exploration on the Blair property, BOYD opines that the available data was prepared professionally, and documented in conformance with generally accepted industry practice, and the data provided were sufficient for the purposes of evaluating and estimating proppant sand resources and proppant sand reserves on the Blair Property. 5.2.5 Other Exploration Methods No other methods of exploration (such as airborne or ground geophysical surveys) are reported for the Blair Property. 5.3 Laboratory Testing Results Noting the relatively well-known and generally uniform nature of the Wonewoc Formation, and data obtained from exploration and independent laboratory testing, test results indicate the deposit underlying the Blair Operation would produce a suite of high-quality 20/140-mesh size products that meet customer specifications for use as a proppant sand. Further details supporting this conclusion are presented in Sections 5.3.1 and 5.3.6.

5-5

### 5.3.1 Grain Size Distribution

Table 5.2, below, summarizes the in-situ concentrations of product sized particle distributions, by depth, for the of the Blair Operations deposit:

**Table 5.2: Product Size Distribution (%) By Elevation**

| | Product Size Distribution, by Mesh Size | | | | | |
|---|---|---|---|---|---|---|
| Elevation Range | 20/40 | 40/70 | 70/140 | Total 20/140 | 30/50* | 50/140* |
| Surface-1055 | 18.31 | 42.02 | 9.38 | 69.71 | 33.49 | 28.85 |
| 1055-1035 | 27.21 | 41.01 | 9.97 | 78.19 | 40.68 | 27.78 |
| 1035-1015 | 40.26 | 35.89 | 9.02 | 85.17 | 47.14 | 21.43 |
| 1015-995 | 40.95 | 34.54 | 13.62 | 89.10 | 44.71 | 28.03 |
| 995-975 | 32.67 | 42.43 | 17.87 | 92.97 | 44.39 | 37.66 |
| 975-955 | 28.92 | 46.29 | 17.20 | 92.41 | 44.53 | 38.96 |
| 955-935 | 23.13 | 51.81 | 15.02 | 89.96 | 44.46 | 40.53 |
| 935-Pit Floor | 18.49 | 48.29 | 19.66 | 86.44 | 36.53 | 45.41 |

*These products may only be made in-lieu of equivalent proportions of overlapping products.

The preceding table highlights the relative size consist, by elevation range, of the finished proppant sand found underlying the Blair Operation. Approximately 90.6% of the sand particles, by weighted average over the total mineable area, are concentrated between the "passing 20-mesh" and "retained 140-mesh" size fraction.

### 5.3.2 Grain Shape (Sphericity and Roundness)

Grain shape was analyzed according to API/ISO Section 7. Under this standard, recommended sphericity and roundness values for Fracs are 0.6 or greater, and 0.7 or greater for high strength proppants. As part of the grain shape analysis, the presence of grain clusters (weakly cemented grain aggregates) and their approximate proportion were not observed in the seven sized samples.

### 5.3.3 Acid Solubility

Acid solubility was analyzed according to API/ISO Section 8. Under this standard, five grams of sand is treated with 100 milliliters of 12:3 hydrochloric acid to hydrofluoric acid at 150ºF for 30 minutes. The recommended maximum acid solubility for proppants in the 6/12 through 30/50-mesh size range is 2.0%, and for proppants in the 40/70-mesh and finer size range is 3.0%.

### 5.3.4 Turbidity

Turbidity was analyzed according to API/ISO Section 9. Under this standard, the suggested maximum proppant sand turbidity should be equal to or less than 250 nephelometric turbidity units (NTU).

JOHN T. BOYD COMPANY

5-6

### 5.3.5 Crush Resistance

Crush resistance is a key test that determines the amount of pressure a sand grain can withstand under laboratory conditions for a two-minute duration. The sample was analyzed according to API/ISO Section 11 and API RP 56/58/6. Under this standard, the highest stress level (psi) in which the proppant produces no more than 10% crushed fine material is rounded down to the nearest 1,000 psi and reported as the "K-value" of the material.

### 5.3.6 Quality Summary

Composited product size samples of 20/40, 30/50, 40/70, and 50/140-mesh material were prepared by FracTAL, from both 2012 and 2014 exploration campaigns, and were tested by PropTester for the above noted API/ISO proppant sand characteristics. Testing results and recommended specifications for these samples are presented in Table 5.3:

**Table 5.3: Summary of Select API/ISO Test Results and Associated Recommended Specifications**

| Test | Result | | API/ISO Recommended Specification | Result 40/70-mesh | API/ISO Recommended Specification | 50/140 mesh Result* |
|---|---|---|---|---|---|---|
| | 20/40-mesh | 30/50-mesh | | | | |
| Sphericity | 0.8 | 0.7 | ≥ 0.6 | 0.8 | 0.6≥ | 0.7 |
| Roundness | 0.8 | 0.8 | ≥ 0.6 | 0.8 | 0.6≥ | 0.8 |
| Acid Solubility (%) | 1.9 | 1.8 | ≤ 2.0 | 1.8 | ≤2.0 | 2.4 |
| Turbidity (NTU) | 9 | 11 | ≤ 250 | 9 | ≤250 | 14 |
| K-Value (000 psi) | 5 | 8 | - | 10 | - | 13 |

*Currently, 100-mesh proppant sad material does not have an API/ISO recommended specification.

The multiple samples tested suggest that the Blair Operation could produce proppant sands which meet minimum API/ISO recommended testing characteristic.

## 5.4 Data Verification

BOYD, by way of data verification processes described in various sections of this report, has used only that data which were deemed by the QPs to have been generated with property industry standard procedures, were accurately transcribed from the original source, and were suitable to be used for the purposes of preparing estimates of proppant sand resources and reserves.

Based on our review, it is BOYD's overall conclusion that the information made available to us at the time of this report is representative and reliable for use in estimating the proppant sand resources and reserves of the Blair Operation.

JOHN T. BOYD COMPANY

5-7 JOHN T. BOYD COMPANY BOYD is not aware of any other limitations on, nor failure to conduct, appropriate data verification. Q:\ENG_WP\3555.022 SS - YE 2022 S-K 1300\WP\REPORT\CH-5 - Exploration.docx

6-1 JOHN T. BOYD COMPANY 6.0 PROPPANT SAND RESOURCES AND RESERVES 6.1 Applicable Standards and Definitions Unless otherwise stated, proppant sand resource and proppant sand reserve estimates disclosed herein are completed in accordance with the standards and definitions provided by S-K 1300. It should be noted that BOYD considers the terms “mineral” and “proppant sand” to be generally interchangeable within the relevant sections of S-K 1300. Estimates of any mineral resources and reserves are always subject to a degree of uncertainty. The level of confidence that can be applied to a particular estimate is a function of, among other things: the amount, quality, and completeness of exploration data; the geological complexity of the deposit; and economic, legal, social, and environmental factors associated with mining the resource/reserve. By assignment, BOYD used the definitions provided in S-K 1300 to describe the degree of uncertainty associated with the estimates reported herein. The definition of mineral (proppant sand) resource provided by S-K 1300 is: Mineral resource is a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, taking into account relevant factors such as cut-off grade, likely mining dimensions, location or continuity, that, with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled. Estimates of proppant sand resources are subdivided to reflect different levels of geological confidence into measured (highest geologic assurance), indicated, and inferred (lowest geologic assurance). The definition of mineral (proppant sand) reserve provided by S-K 1300 is: Mineral reserve is an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

6-2 JOHN T. BOYD COMPANY Estimates of proppant sand reserves are subdivided to reflect geologic confidence, and potential uncertainties in the modifying factors, into proven (highest assurance) and probable. Figure 6.1 shows the relationship between proppant sand resources and proppant sand reserves. Figure 6.1: Relationship Between Proppant Sand Resources and Proppant Sand Reserves In this report, the term “proppant sand reserves” represent the tonnage of proppant sand products that meets customer specifications and will be available for sale after processing of the ROM sand. 6.2 Proppant Sand Resources 6.2.1 Methodology BOYD previously estimated the in-place proppant sand resources on the Blair Operation before the mining began in 2016. An update to this estimate was conducted using recently obtained Li-DAR topographic data to define the current extent of mining activity on the subject property. Incorporating this new data with our prior work, which is discussed on the following page, BOYD prepared an updated estimate of in-place proppant sand resources for the Blair property as of December 31, 2022, by performing the following tasks:

6-3 JOHN T. BOYD COMPANY 1. Available product size distribution data and laboratory testing results provided were compiled into a database for use in modeling the quality and quantity of the mineable sand resources underlying the Blair Operation. The geologic database utilized 12 drill holes with complete information including particle size distribution data, overburden thickness, and sand thickness. The geologic data compiled, checked for accuracy, and was imported into Carlson Software, a geologic modeling and mine planning software suite that is widely used and accepted by the mining industry. 2. A geologic model of the deposit was created in Carlson Software using industry-standard grid modeling methods well-suited for simple sedimentary deposits in order to estimate overburden and sand volumes, and model associated proppant sand particle size distribution. The geologic model delineates the top and bottom of overburden material, and the mineable sand horizon throughout the subject property. The top and bottom of the mineable proppant sand interval was established as follows: a. Aerial mapping as of April 26, 2022, in combination with drilling data, was used as the basis for estimating overburden and sand volumes and associated product distribution in the Carlson geologic modeling program. It was reported to BOYD that no mining was undertaken on the property between April 26, 2022 (the date of aerial topographic flyover) and December 31, 2022. Accordingly, no adjustments were made for depletion of this period. b. As there is overburden material across the property, the top of the mineable sand interval was defined as the base of the overburden material above the Wonewoc Sandstone Formation. c. The bottom of the mineable sand interval was based primarily on the approved mining reclamation plan. 3. After reviewing the continuity of the deposit, suitable resources classification criteria were developed and applied. Further discussion of these criteria are presented in Section 6.2.2. 4. BOYD utilized the defined mineable resource area within the property, as defined by Smart Sand’s mine plan, and the approved reclamation permit. A viewshed area was also incorporated, which involved leaving an earthen berm constructed mainly of overburden and topsoil around the property in order to maintain a shielded view of the future mine from local roadways. Areas on the property that were excluded from being considered mineable were those that had waste impoundments, stormwater ponds, processing facilities, and those areas affected by the property boundary viewshed. Estimation of the in-place resources assumes mining operations using standard surface excavation equipment, which is widely utilized for mining of similar deposit types. As such, mining operations would be subject to the following setbacks and slope requirements: a. Mining offsets are required to be observed inside of the entire property boundary for a surface mining operation, and are specified in the approved mining permits. The Blair Operation straddles two counties, and as such, each county does require different property offsets be observed:

6-4 JOHN T. BOYD COMPANY • A 100 ft property offset is required in Trempealeau County. • A 200 ft property offset is required in Jackson County. b. A vertical final pit highwall was assumed in BOYD’s model, for the following reasons: • The mineable Wonewoc Sandstone Formation outcrops along nearly the entire western portion of the Blair mining property, while most of the eastern portion of the mine property will require a pit highwall remain in place. • Smart Sand management specified mining to a final slope of 80 degrees in their mine plan in areas where a final highwall will be required to remain. • BOYD assigned additional in-pit mining losses for this estimate (90% mining recovery, discussed further in Section 6.3.1) to remain conservative in our estimate of mineable resources. c. The final pit floor was based on the approved reclamation plan for the Blair Operation, which slopes from approximately 920 ft amsl on the western extent of the mine pit, to 940 amsl on the eastern extent of the mine pit. In-place volumes for each of the proposed mining blocks were calculated from the geologic model within Carlson Software, and an in-place dry sandstone density of 118.5 pounds per cubic foot was used to convert the in-place sand volumes to tons. 6.2.2 Classification Geologic assuredness is established by the availability of both structural (thickness and elevation) and quality (size fraction) information for the deposit. Resource classification is generally based on the concentration or spacing of exploration data which can be used to demonstrate the geologic con of the deposit. When material variations in thickness, depth, and/or sand quality occur between drill holes, the allowable spacing distance between drill holes is reduced; conversely, if the deposit in question is well studied and exhibits continuity in thickness, depth, and/or sand quality, the allowable spacing may be increased.

6-5 JOHN T. BOYD COMPANY The following drill hole spacing criteria were established by the QP after review of the available exploration and testing data and the geologic model, and is used to classify the proppant sand resources of the Blair Operation: The QP has determined that the estimated proppant sand resources within the Blair property are all classified as measured resources. BOYD is of the opinion that there is a low degree of uncertainty associated with each of the resource classifications. 6.2.3 Proppant Sand Resource Estimate There are no reportable proppant sand resources excluding those converted to proppant sand reserves for the Blair Operation. Quantities of proppant sand controlled by Smart Sand within the defined boundaries of the Blair Operation which are not reported as proppant sand reserves are not considered to have potential economic viability; as such, they are not reportable as proppant sand resources. As a note, BOYD did not include the sand material located below the depths of the planned pit floor (approximately 920 - 940 ft amsl) in the resource estimate. There is evidence of additional sand below this depth, however due to level of current exploration drilling and the currently approved reclamation plan for the Blair Operation, additional work would be required in order to consider this material as an additional resource. 6.2.4 Validation BOYD independently estimated in-place proppant sand resources for the Blair Operation based on the provided drilling, sampling, and testing data obtained. Utilizing industry-standard grid modeling techniques we have estimated volumes of proppant sand indicated by such data. Based on our review of the information provided, we are of the opinion that the data provided are reasonable and appropriate. Furthermore, it is our opinion that the estimation methods employed are both appropriate and reasonable for the deposit type and proposed extraction methods.

6-6

## 6.3 Proppant Sand Reserves

### 6.3.1 Methodology

Estimates of proppant sand reserves for the Blair Operation were derived contemporaneously with estimates of proppant sand resources. To derive an estimate of saleable product tons (proven and probable proppant sand reserves), the following modifying factors were applied to the in-place measured and indicated proppant sand resources underlying the respective mine plan areas:

- A 90% mining recovery factor, which assumes that 10% of the in-place proppant sand resource will not be recovered for various reasons. Applying this recovery factor to the in-place resource results in the estimated ROM sand tonnage that will be delivered to the wet process plant.
- An overall 75% processing recovery. This recovery factor accounts for losses in the wet and dry plants as a result of removing out-sized (i.e., larger than 20-mesh and smaller than 140-mesh) sand, as well as considering losses in the wet and dry processing plants due to minor inefficiencies. Processing recoveries were based on a combination of laboratory testing data and historic production data available from the Blair Operation.
- The overall product yield (after accounting for mining and processing losses) for the Blair Operation is estimated at 67.5%. That is, for every 100 tons of in-place proppant sand resources mined, approximately 67 tons will be recovered and sold as product.

At the request of Smart Sand, BOYD utilized actual/estimated production data, provided by Smart Sand, from the date of acquisition in March 2022 through December 31, 2022, to reconcile the estimate from the date of volumetric estimate to December 31, 2022.

As previously noted, there are no reportable proppant sand resource tons. However, Table 6.2 provides insight into the proppant sand in-place reserve tons that would be eventually mined and converted into proppant sand product tons for the Blair Mine. The proppant sand product tons are equivalent to the total reserve tons as of December 31, 2022, for the Blair Mine.

**Table 6.2: Smart Sand Blair Reserve Tons as of December 31, 2022**

| Proven Reserves (000 Tons) | | | | | |
|---|---|---|---|---|---|
| By Mesh-Size | | | | | |
| 20/40 | 40/70 | 70/140 | 30/50* | 50/140* | Total |
| 40,695 | 54,877 | 19,707 | 56,494 | 44,176 | 115,279 |

*These product sizes may only be produced in-lieu of an equivalent percentage of other overlapping product sizes, and are not additive.

JOHN T. BOYD COMPANY

6-7 JOHN T. BOYD COMPANY 6.3.2 Classification Proven and probable proppant sand reserves are derived from measured and indicated proppant sand resources, respectively, in accordance with S-K 1300. BOYD is satisfied that the proppant sand reserve classification elects the outcome of technical and economic studies. Figure 6.2, following this page, illustrates the reserve classification of the Blair Operation proppant sand deposit. 6.3.3 Proppant Sand Reserve Estimate Smart Sand’s estimated surface mineable proppant sand reserves for the Blair property total 115.3 million saleable product tons, as of December 31, 2022. Of the total proppant sand reserves for the Blair Mine as of December 31, 2022, it is our conclusion that all the stated reserves can be classified in the Proven Reliability category (the highest level of assurance). The estimated product distribution of the proppant sand reserves is based on available laboratory gradation test data provided by Smart Sand. Grain size distribution and overall yields may vary based on the depth and location at which mining occurs. The Blair Operation, and other proppant sand operations in the area, have a well-established history of mining and selling proppant sand products into the various energy basins. BOYD has assessed that sufficient studies have been undertaken to enable the proppant sand resources to be converted to proppant sand reserves based on current and proposed operating methods and practices. Changes in the factors and assumptions employed in these studies may materially affect the proppant sand reserve estimate. The extent to which the proppant sand reserves may be affected by any known geological, operational, environmental, permitting, legal, title, variation, socio-economic, marketing, political, or other relevant issues has been reviewed as warranted. It is the opinion of BOYD that Smart Sand has appropriately mitigated, or has the operational acumen to mitigate, the risks associated with these factors. BOYD is not aware of any additional risks that could materially affect the development of the proppant sand reserves. Based on our independent estimate and operations review, we have a high degree of confidence that the estimates shown in this report accurately represent the available proppant sand reserves controlled by Smart Sand, as of December 31, 2022. Q:\ENG_WP\3555.022 SS - YE 2022 S-K 1300\WP\REPORT\CH-6 - Mineral Resources and Reserves.docx

TB-12 TB-1 TB-2 TB-3TB-4 TB-5 TB-6 TB-7 TB-8 TB-9 EW-9 TB-10 TB-11 PW-B2 MW-B3S Q: \EN G_ W P\3 55 5.0 22 S S - YE 20 22 S -K 13 00 \N AD \FI GU RE S\ FIG UR E6 -2. mx d 6-8 0 1,000 2,000 3,000 SCALE (Feet) Dry Plant Wet Plant Conveyor Legend Property Boundary Mine Extent Drillhole Location Mined Out Area Reserve Area February 2023 Scale 1" = 2500'John T. Boyd Company FIGURE 6.2 BLAIR OPERATION RESERVE AND DRILLHOLES Jackson and Trempealeau Cos., Wisconsin Prepared For SMART SAND, INC.

7-1 JOHN T. BOYD COMPANY 7.0 MINING OPERATIONS 7.1 Mining Method The Blair Mine property is broadly separated into two sections, the northern section, and the southern section. The property is bisected by S River Road. The office, wet processing plant, maintenance buildings and mine site are in the southern section, while the dry processing plant and unit train loadouts are in the northern section of the property. The western side of the property generally consists of sandstone outcrops with minimal overburden. This area serves as the initial mining target between Year 2023 and Year 2026. A typical excavator and articulated truck method is employed in which a series of 55 ft high benches are extracted by drill and blast methods starting near the hilltop and working downward. The sand is drilled and blasted on a very wide pattern to “fluff” or disaggregate the sand grains. The mined sand is hauled to the wet process plant located on the northern section of the property for initial processing. The pits are dewatered as needed, and the water is pumped into a holding pond at the northwest area of the south section prior to sampling and discharging. Figure 7.2, page 7-5, illustrates the current active mining area located on the western edge of the property. Reserves in the western outcrop area will be mined until mid-2026. Mining will then progress in a north to south/southeast direction until all current reserves are exhausted in approximately 58 years in 2081. The overburden is minimal on the western edge of the deposit where the sandstone outcrops. Further to the south and east, the overburden thickness increases and averages approximately 30 ft throughout the property. The overburden, consisting of a combination of soil, clay and clay-sandstone mixture is drilled and blasted to fluff the material before loading and removal. All overburden material is stored on site for eventual reclamation of the Blair site. The current mine plan and exploration drilling have projected the pit(s) to extend down to a basement elevation of approximately 925 ft amsl.

7-2 JOHN T. BOYD COMPANY The drilling and blasting are contracted to a third-party vendor and are performed on an as needed basis. Figure 7.1: Current Sand Extraction Site. Idled For Seasonal Weather. 7.2 Mine Schedule, Equipment, and Staffing The mining operation operates between mid-March to mid-November and shuts down during winter. The mine is scheduled to operate four days a week, running two back-to-back eight-hour shifts consecutively. A Friday shift can be added if required. It is expected that production will resume in May of 2023 at a rate of 600 tph of ROM. The schedule is highly dependent on product demand and is adjusted frequently. The primary pit mobile equipment involved in sand excavation includes: • Cat 988 loaders. • Cat 982 loaders. • Volvo A45 haul trucks. • Cat 745 haul trucks.

7-3 JOHN T. BOYD COMPANY • Cat 390 excavator. • Cat 349 excavator. • Volvo 480 excavator. In addition, there are numerous support vehicles (maintenance trucks, skid steers, water truck, etc.) to complement the fleet. A third-party contractor will be used for the initial mining startup in May 2023 and the foreseeable future. 7.3 Mine Production 7.3.1 Historical Mine Production Blair has predominantly produced 20/40-mesh, 30/50-mesh, 40/70-mesh, and 50/140-mesh (100-mesh) proppant sand products for sale to destinations served by the CN network. All the finished product is railed to its destination. The sand is stored and shipped from the northern section of the property near the dry plant and adjacent to the CN rail line. Production originally commenced from the operation in 2016. Historical ROM production while the Blair Mine was operated by Hi-Crush is as follows: Table 7.1: Historic ROM Production Year Finished Tons (000) 2016 3,573 2017 2018 2019 4,079 4,078 3,432 Due to poor economics, the mine was placed on care and maintenance status in 2020. Smart Sand bought the facility from Hi-Crush in March 2022 and intends to resume production in May 2023 after performing all necessary maintenance at the site. 7.3.2 Forecasted Production Forecasted ROM sand production is estimated as follows: Table 7.2: Forecasted ROM Production Tons Year 2023 Year 2024 Year 2025 Year 2026 Year 2027 ROM Production tons (000) 816 1,640 1,968 2,165 2,381 The average process yield is estimated at 75%; as such, 1 million ROM tons are expected to produce approximately 750,000 tons of finished product.

7-4 JOHN T. BOYD COMPANY 7.3.3 Expected Mine Life As of December 31, 2022, the reserve estimate for the Blair Mine is estimated at 115.2 million saleable tons. Projecting an average yearly sales volume of 1.965 million tons per year, the operation has a LOM of approximately 58 years.

TB-12 2054-2063 2044-2053 2039-2043 2064-2073 2033-2038 2074-2083 2028-2032 2023 2027 2025 2024 2026 2026 TB-1 TB-2 TB-3TB-4 TB-5 TB-6 TB-7 TB-9 EW-9 TB-10 TB-11 PW-B2 MW-B3S TB-8 Q: \EN G_ W P\3 55 5.0 22 S S - YE 20 22 S -K 13 00 \N AD \FI GU RE S\ FIG UR E7 -2. mx d 7-5 0 1,000 2,000 3,000 SCALE (Feet) Dry Plant Wet Plant Conveyor Legend Property Boundary Mine Extent Drillhole Location Mined Out Area February 2023 Scale 1" = 2500'John T. Boyd Company FIGURE 7.2 BLAIR OPERATION LIFE OF MINE PLAN Jackson and Trempealeau Cos., Wisconsin Prepared For SMART SAND, INC. Mine plan provided by Smart Sand, Inc. Ammended by John T Boyd Co.

7-6 JOHN T. BOYD COMPANY The illustration, Figure 7.2, depicts the proposed LOM plan for the Blair Mine. The LOM plan assumes an increasing volume from 816,000 ROM tons from May through December 2023 to 2.62 million ROM tons per year in 2028 and thereafter. Future mine plan production, and hence the longevity of the mine, is directly related to energy market demand for proppant sand. Actual yearly production volumes may, and are likely to, fluctuate significantly based on this demand. 7.3.4 Mining Risk Surface mines face two primary types of operational risks. The first category of risk includes those daily variations in physical mining conditions, mechanical failures, and operational activities that can temporarily disrupt production activities. Several examples are as follows: • Water accumulations/soft floor conditions. • Process water shortages. • Power curtailments. • Variations in grain size consistency. • Encountering excessive clay and other waste material. • Failures or breakdowns of operating equipment and supporting infrastructure. • Weather disruptions (power outages, dust storms, excessive heat etc.). The above conditions/circumstances can adversely affect production on any given day but are not regarded as “risk issues” relative to the long-term operation of a mining entity. Instead, these are considered “nuisance items” that, while undesirable, are encountered on a periodic basis at many mining operations. BOYD does not regard the issues listed above as being material to the Blair Mine operations or otherwise compromising its forecasted performance. The second type of risk is categorized as “event risk.” Items in this category are rare, but significant occurrences that are confined to an individual mine, and ultimately have a pronounced impact on production activities and corresponding financial outcomes. Examples of event risks are major fires or explosions, floods, or unforeseen geological anomalies that disrupt extensive areas of proposed or operating mine workings and require alterations of mining plans. Such an event can result in the cessation of production activities for an undefined but extended period (measured in months, and perhaps years) and/or result in the sterilization of proppant sand reserves. This type of risk is minimal in a relatively simple surface sand mining operation. Q:\ENG_WP\3555.022 SS - YE 2022 S-K 1300\WP\REPORT\CH-7- Mining Operations.docx

8-1 JOHN T. BOYD COMPANY 8.0 PROCESSING OPERATIONS 8.1 Overview The Blair plant area commenced wash plant operations in 2016. The plant consists of a wet processing plant, a dry processing plant and a rail loadout facility. The plant currently has a nominal capacity of approximately 3 million saleable tons per year. The ROM sand material is hauled to the wet processing plant via articulated truck and then conveyed to the dry processing plant on the northern property. 8.1.1 Wet Plant Figure 8.1, below, shows the wet plant where the material between 20-mesh and 140-mesh is classified and conveyed onward to the dry process plant at the north end of the property. The waste <140-mesh sand and oversize are placed back into a plastic lined tailings pond east of the wet processing plant. The wet plant employs typical screen/hydrosizer/cyclone classification and dewatering technology and has an ultrafine circuit and thickener. The wet plant will operate 4-5 days a week, 16 hours a day between March and November. The wet plant and mine shut down during winter when weather makes operations of this equipment uneconomical. This schedule fluctuates based on product demand. The nominal capacity of the plant is approximately 400 tph of ROM sand. Figure 8.1: Blair Wet Processing Plant

8-2 JOHN T. BOYD COMPANY 8.1.2 Decant/Dry Plant The WIP (20/140-mesh) material is conveyed to a storage shed for dewatering prior to entering the dryer. A drag chain arrangement reclaims dryer sand from the top of the decant pile and conveys the sand to two 200 tph natural gas fired dryer. Dry sand is then screened into predominantly 20/40-mesh, 30/50-mesh, 40/70-mesh, and 50/140-mesh (100-mesh) finished products. The finished products are stored in five 5,000-ton loadout silos. All product leaves the plant via rail. The rail loadout serviced by the CN. The dry plant will operate 24 hours per day, 365 days a year. A sufficient stockpile of WIP is made during the operating season to service customers year-round. Approximately 54 people worked at the Blair Facility prior to shut down in 2020. Production is anticipated to resume in May of 2023 as hiring is currently underway. Figure 8.2: Rail Loadout and Silos 8.2 Conclusion Based on our review of the Blair Mine, it is BOYD’s opinion that the processing methods and existing equipment at the plant will be sufficient for the planned production of proppant sand. Q:\ENG_WP\3555.022 SS - YE 2022 S-K 1300\WP\REPORT\CH-8 - Processing Operations.docx

9-1 JOHN T. BOYD COMPANY 9.0 MINE INFRASTRUCTURE The Blair Mine is serviced by various utilities that are routed along the CN corridor, which runs north of the northern property line. We Energies, (a subsidiary of WEC Energy group) provides natural gas supply for the drying equipment is routed along this same corridor. Natural gas is then piped to various buildings in a series of underground pipelines. Xcel Energy provides three phase electrical power via a high voltage line that runs along the same utility corridor as the natural gas and is supplied to various points at the Blair Operation with above and below ground electrical lines. Plant process water is supplied by three wells drilled on the property as well as water collected in the pit and ponds. Additionally, the wash process water is recycled after fines are removed via settling with a flocculent in a thickener and series of constructed ponds. As the mine progresses, silt ponds are constructed in mined-out areas. Potable water is provided by one of the onsite wells which is purified for consumption. In addition, bottled water and jugs are provided. On-site facilities include a scale house, office, shop, and a quality laboratory located in the dry process plant. The operation employed approximately 54 people and staffing prior to being placed on care and maintenance. Currently a minimal staff is present to maintain the facility and provide security. The surface facilities currently located at the mine are well constructed and have the necessary capacity/capabilities to support the Blair Mine’s near-term operating plans. Operational preference may lead to the upgrading of some existing facilities if the operation expands in the future. Q:\ENG_WP\3555.022 SS - YE 2022 S-K 1300\WP\REPORT\CH-9 - Infrastructure.docx

10-1 JOHN T. BOYD COMPANY 10.0 MARKET ANALYSIS The proppant sand market is driven by unconventional horizontal drilling in the oil and gas industry. In the late 1990s, rapid advances in horizontal drilling and hydraulic fracturing (fracking) in North America ushered in large-scale commercial oil and gas production. This fracking technique has been increasingly successful and modified over time to extract oil and gas held in dense layers of shale rocks, whose low permeability had previously prevented the flow of hydrocarbons. Hydraulic fracturing uses a mixture of water, chemicals, and proppant (natural sand or man-made sand-like substances) to fracture shale rock and release hydrocarbons such as oil, natural gas, and natural gas liquids. The proppant acts to keep the fractures open (prop) while the pressurized fluids flow back up the well piping. Wells have become more productive with the addition of horizontal drilling capabilities, longer lateral lengths, and multi-stage fracking. North America’s shale oil industry’s growing competitiveness gained through continuous technology improvement and falling production costs have had major implications on the global energy market. Oilfield service companies, including proppant sand producers, made significant cuts in 2020 to survive lower commodity prices because of the COVID-19 pandemic. More recently, energy pricing has rebounded along with well activity in the basins. Although Smart Sand’s market area is essentially all of the energy basins in the United States and Western Canada, we have selectively focused on the Montney and Marcellus/Utica (Appalachia Region) as these are target markets for their proppant sand. The Blair Mine has advantaged delivered cost to the Marcellus/Utica and Montney Basins as the Blair Mine directly loads onto the CN, a very competitive option for eastbound/westbound sand to the Marcellus/Utica and Montney basins. Blair owns a loadout at the site which enables them to load directly on the CN. A high-level overview of demand in these basins follows. 10.1 Montney Basin The Montney Basin was discovered as a large source of tight oil in 2005 and with the advancement of horizontal drilling techniques, it has become a strong producer of hydrocarbons in Western Canada. Figure 10.1, following this page, shows the general location of the Montney Basin and all oil and gas wells drilled since 2005. After rising

10-2 JOHN T. BOYD COMPANY quickly between 2005 and 2014, prices retreated due to surplus of oil production in the market. Prices have been steady (with the exception of 2020 /COVID), averaging between the high $30’s and low $40’s per barrel. Figure 10.1: General Overview of the Montney Basin and All Oil and Gas Wells Drilled Since 2005 (Source: CER)

10-3 JOHN T. BOYD COMPANY Figure 10.2, below, illustrates the average annual price for Western Canadian Select (WCS) crude oil located in Alberta and British Columbia. Figure 10.2: Average Annual Western Canada Select Oil Prices (Source: Statista) Rig counts in Western Canada indicate a rebound of drilling activity over the past three years. The number of rigs working this winter is growing to three-year highs as illustrated in Figure 10.3, below. Figure 10.3: Active Drilling Rigs in Western Canada (Source: CAOEC)

10-4 JOHN T. BOYD COMPANY Since reaching a low of nine active rigs in Alberta in 2020, active drilling has rebounded to 183 as of February 2023. According to the Canadian Energy Regulator (CER) and is shown in Figure 10.4, below, Alberta daily tight crude oil production is continuing to increase and is forecasted to achieve more gains through 2030. Figure 10.4: Current and Forecasted Oil Production in Alberta (Source: CER) The Montney Basin is chiefly reliant on imported sand for drilling oil and gas wells and thus, NWS from the Wisconsin area remains an important product for many well applications. 10.2 Appalachian Basin (Marcellus/Utica Basin) The Appalachian Basin predominantly consists of the Marcellus and Utica shale plays. They are substantial natural gas and oil plays in North America and a target market for the Blair Operation. Like the Montney, the Appalachian imports most of the proppant sand. Very few notable in-basin sand operations exist. This creates an advantaged situation for the Blair Mine as there are few substitutes transport wise to the basin. Following the energy downturn in 2019 and then Covid shutdown in 2020, the basin wellfield activity appears to be rebounding. Horizontal rigs have stabilized over the past two years as can be seen on Figure 10.5, following this page, but gas production per rig is substantially higher. Energy companies are drilling longer laterals and optimizing each

10-5 JOHN T. BOYD COMPANY well pad; becoming more efficient from a cost perspective and overall natural gas production is stable as can be seen from Figure 10.6, below. Figure 10.5: Appalachian Rig Count and Production per Rig (Source: EIA) Figure 10.6: Appalachian Gas Production (Source: EIA) Having survived the challenging environment of 2019 and 2020, Smart Sand’s Blair Operation should continue to prove viable into the future notwithstanding a sustained and significant energy price collapse. Their low-cost mining scheme, advantaged

10-6 JOHN T. BOYD COMPANY transport to select basins, and high-quality product help to create an advantage compared with other NWS producers. Q:\ENG_WP\3555.022 SS - YE 2022 S-K 1300\WP\REPORT\CH-10 - Market Analysis.docx

11-1 JOHN T. BOYD COMPANY 11.0 CAPITAL, REVENUES, AND OPERATING COSTS 11.1 Introduction Smart Sand acquired the Blair Operation from Hi-Crush in March 2022. Smart Sand provided BOYD with historical production for the period 2016 through 2020. However, no historical financial, sales, or cost (CapEx/OpEx) data was available for the Blair Operation. Therefore, for purposes of compiling the TRS, only historical production will be reviewed, and all other financial information is based on Smart Sand’s forecast of future performance. 11.2 Historical Production, Revenues and Operating Costs 11.2.1 Historical Production Table 11.1, below, presents Blair’s historical sales data for the period 2016 and 2020. Table 11.1: Historical Sales Statistics Year Tons Sold (000) 2016 1,482,355 2017 2,503,867 2018 2,047,677 2019 2,025,313 2020* 507,262 Total 8,566,474 *Operations Idled Figure 11.1, following this page, presents the product sizes sold each year. In 2017, the peak sales year, about 71% of the tons sold consists of the finer size products (40/70,100-mesh) and approximately 29% of the products sold consisted of

11-2

coarser (20/40, 30/50-mesh) products. Additionally, similar product proportions were realized for other years.


Tons Sold by Product Size
1,200,000
1,000,000
800,000
600,000
400,000
200,000
0
2016
2017
2018
2019
2020
Mesh 20/40
Mesh 30/50
Mesh 40/70
100 Mesh

**Figure 11.1: Tons Sold by Product Size**

Since the acquisition in March 2022 through December 2022, the Blair Operation has not had any sales. The operation is projected to resume mining, processing, and sales in May of 2023.

## 11.3 Projected Production, Sales, and Costs

Smart Sand has provided BOYD with production, sales, and cost projections for the Blair Operation. We reviewed and, if needed, adjusted the price and cost projections based on historical financial data of similar operations and our experience in the industry. Forecasted financial data, including product pricing, and costs are in 2023 constant dollars. Frac sand sales volumes increase over a six-year period from 612,000 tons in 2023 to a steady-state 1.964 million tons in 2028 and thereafter. BOYD opines that the production and financial projections are reasonable and are likely to be within ±20% accuracy level.

JOHN T. BOYD COMPANY

11-3

### 11.3.1 Production and Sales Projections

Table 11.2, below, presents proppant sand production projections for the years 2022 through 2027.

**Table 11.2: Blair Production Projections**

| | Year 2023 | Year 2024 | Year 2025 | Year 2026 |
|---|---|---|---|---|
| ROM Production (000) | 816 | 1,640 | 1,968 | 2,165 |
| Wet Plant Feed | 816 | 1,640 | 1,968 | 2,165 |
| Processing Recover (%) | 75% | 75% | 75% | 75% |
| Finished Product | 612 | 1,230 | 1,476 | 1,624 |

Annual forecasted ROM production will reach steady-state in 2028 when the dry plant is estimated to produce 1.96 million tons per year of saleable product after a processing (wet and dry processing plant) loss of approximately 25%, as discussed in Chapter 6. Forecasted processing plant production is within the operation's current infrastructure capacities and capabilities. It should be noted that Year 2023 is a partial year with operations estimated to commence in May.

Table 11.3, below, presents proppant sand five-year sales projections.

**Table 11.3: Blair Sales Projections**

| Year: | 2023 | 2024 | 2025 | 2026 | 2027 |
|---|---|---|---|---|---|
| 20/40 Dry Sand: | 49,635 | 102,106 | 122,527 | 134,780 | 148,257 |
| 30/50 Dry Sand: | 99,269 | 204,211 | 245,054 | 269,559 | 296,515 |
| 40/70 Dry Sand: | 347,443 | 714,740 | 857,688 | 943,457 | 1,037,802 |
| 100 Mesh: | 116,062 | 208,912 | 250,694 | 275,764 | 303,340 |
| Total Frac Sand Sales Volumes: | 612,409 | 1,229,969 | 1,475,963 | 1,623,559 | 1,785,915 |

Sales of the projected plant product are approximately 85% for the coarse products (20/70-mesh) and 15% for the 50/140-mesh or 100-mesh product. These are in-line with the reserve product size data provided by Smart Sand.

BOYD used a mine gate sales price of $36.00 per ton. BOYD opines that these are reasonable price projections, as they are in-line with Smart Sand's expected mine gate pricing data for 2023 and historical 2022 pricing.

### 11.3.2 Operating Cost Projections

Table 11.4, following this page, presents the cash cost projections for the years 2023 through 2028. These projections were based on a review of prior year and current year

JOHN T. BOYD COMPANY

11-4

cost, and Selling, General and Administrative (SG&A) data provided to BOYD by Smart Sand, as well as other information. The 2023 cost projections are higher than subsequent years reflecting the restart of the purchased operation.

**Table 11.4: Annual Cash Cost Projections**

| Cost of Sales ($ 000) | 2023 | 2024 | 2025 | 2026 | 2027 |
|---|---|---|---|---|---|
| Wages and Benefits | 3,275 | 5,092 | 6,111 | 6,723 | 7,394 |
| Excavation | 4,842 | 7,528 | 9,033 | 9,939 | 10,930 |
| Utilities | 3,133 | 4,871 | 5,845 | 6,431 | 7,073 |
| External Labor | 142 | 221 | 266 | 292 | 321 |
| Insurance | 142 | 221 | 266 | 292 | 321 |
| Equipment | 1,424 | 2,214 | 2,657 | 2,923 | 3,215 |
| Maintenance | 1,139 | 1,771 | 2,125 | 2,339 | 2,572 |
| Real Estate Taxes | 142 | 221 | 266 | 292 | 321 |
| **Cash Production Costs** | 14,241 | 22,140 | 26,568 | 29,232 | 32,148 |
| SG&A | 1,845 | 2,214 | 2,657 | 2,923 | 3,215 |
| **Total Production Costs** | **16,086** | **24,354** | **29,225** | **32,155** | **35,363** |
| Unit cost per sales ton($/ton) | 26.28 | 19.80 | 19.80 | 19.80 | 19.80 |

BOYD notes that the Blair Property has limited royalty minimums and ongoing reclamation costs that are included in the production costs above.

### 11.3.3 Projected Capital Expenditures

Smart Sand provided BOYD with the CapEx estimate for the Blair Operation. A total amount of $17.15 million will be spent between 2023 and 2027 with a projected $4.92 million in 2023 to commission the plant after being idled. Smart Sand projects an annual amount of approximately $2.00 per sales ton for sustaining capital expenditures following the restart of the plant in 2023. This includes capital maintenance and replacement of production equipment as well as other items for the operation, through the remainder LOM.

**Table 11.5: Projected Capital Costs (LOM)**

| Year | CapEx ($ 000) |
|---|---|
| 2023* | 4,919 |
| 2024 | 2,460 |
| 2025 | 2,950 |
| 2026 thru 2087 | 223,924 |
| Total | 234,253 |

JOHN T. BOYD COMPANY

11-5

Total capital projections for the life of the operation are approximately $234 million. The capital cost estimates appear reasonable and customary for a plant with an approximate 3 million tpy capacity.

Q:\ENG_WP\3555.022 SS - YE 2022 S-K 1300\WP\REPORT\CH-11 - Capital and Operating Costs.docx

JOHN T. BOYD COMPANY

12-1 JOHN T. BOYD COMPANY 12.0 ECONOMIC ANALYSIS 12.1 Introduction Cash flow projections for the Blair Operation have been generated from the proposed LOM production schedules, revenues, cost of goods sold (COGS), and CapEx estimates discussed in Chapter 11. A summary of the key assumptions used is provided below. • LOM ROM proppant sand tons and product tons sold were based on the total proppant sand reserve estimates discussed in Chapter 6 of this report. BOYD estimates that the Blair Operation reserves would be depleted in Year 2083. • Forecasted revenues at Blair are based on sales of 20/40, 30/50, 40/70 and 100 mesh (50/140) products to be delivered to its customer base in the various energy basins via the CN railway or other connecting rail carriers. • Operating and Other Costs (as discussed in Chapter 11) include: − Employee wages, and benefits. − Excavation. − Utilities and Fuel. − Equipment. − Maintenance. − Real Estate Taxes. − Other Operating Expenses. − SG&A. • Reclamation costs are ongoing and included in operating cost estimates. • Capital Expenditures (as discussed in Chapter 11) include: − Sustaining/Maintenance. • Taxes are based on: − Federal Business Income Tax Rate of 21%. − Wisconsin Corporate Income and Replacement Tax Rate of 7.9%. • Adjustments used to determine After-Tax cash flows: − Current depreciation expense was provided by Smart Sand for the Blair Operation to year 2041, 20-year average used thereafter. − Operating losses, if any, are carried forward in the tax computation. 12.2 Economic Analysis BOYD prepared an economic analysis, as of January 1, 2023, for the Blair Operation using the production, sales, and financial projections presented in this report. Our analysis confirms that the operation generates positive net present value (NPV) based

12-2

on a 12% discount rate on a pre-tax and after-tax basis, that supports the statement of proppant sand reserves herein.

### 12.2.1 Cash Flow Analysis

Table 12.1, below, presents the pre-tax and after-tax cash flow projections for the years 2023 through 2027, based on the proposed production schedule, revenue, COGS, CapEx and other estimates discussed above for the Blair Operation. DCF-NPV on a pre-tax and after-tax basis, using discount rates of 10%, 12%, and 15%, were calculated utilizing the cash flows above. The DCF-NPV values used mid-year discounting and all cash flows were on a constant dollar basis.

**Table 12.1: Summary Cash Flow Statement**

| Description | Units | 2023 | 2024 | 2025 | 2026 | 2027 |
|---|---|---|---|---|---|---|
| Opening Reserve Balance | 000 tons | 115,279 | 114,667 | 113,437 | 111,961 | 110,337 |
| Closing Reserve Balance | 000 tons | 114,667 | 113,437 | 111,961 | 110,337 | 108,551 |
| Process Yield | % | 75 | 75 | 75 | 75 | 75 |
| Product Sales | 000 tons | 612 | 1,230 | 1,476 | 1,624 | 1,786 |
| Total Revenues | $0 | 22,032 | 44,279 | 53,135 | 58,464 | 64,296 |
| Average Selling Price | $/ton sold | 36 | 36 | 36 | 36 | 36 |
| Total Cash Costs of Sales | $0 | 14,241 | 22,140 | 26,568 | 29,232 | 32,148 |
| Average Cash Cost of Sales | $/ton sold | 23.27 | 18 | 18 | 18 | 18 |
| SG&A | $0 | 1,845 | 2,214 | 2,657 | 2,923 | 3,215 |
| EBITDA | $0 | 5,946 | 19,925 | 23,910 | 26,309 | 28,933 |
| Capital Expenditures | $0 | 4,919 | 2,460 | 2,952 | 3,248 | 3,572 |
| Pre-tax Cash Flow | $0 | 1,027 | 17,465 | 20,958 | 23,061 | 25,361 |
| Taxes | $0 | 154 | 4,847 | 5,798 | 6,346 | 6,950 |
| Net Operating Profit after Taxes | $0 | 873 | 12,619 | 15,160 | 16,714 | 18,411 |
| | | | | | | |
| Pre-tax Cash Flow | $0 | 1,027 | 17,465 | 20,958 | 23,061 | 25,361 |
| After-tax Cash Flow | $0 | 873 | 12,619 | 15,160 | 16,714 | 18,411 |

The pre-tax DCF-NPV ranges from approximately $158 million to $250 million. The after-tax DCF-NPV ranges from approximately $116 million to $183 million. Table 12.2, below, summarizes the results of the pre-tax and after-tax DCF-NPV analyses:

**Table 12.2: DCF-NPV Analysis**

| | NPV ($ millions) | | |
|---|---|---|---|
| | 10% | 12% | 15% |
| Pre-Tax: | 249.7 | 201.5 | 158.5 |
| After-Tax: | 182.8 | 147.5 | 115.9 |

JOHN T. BOYD COMPANY

12-3 JOHN T. BOYD COMPANY Refer to Table 12.3, following this page, for the detailed LOM cash flow analysis and corresponding pre-tax and after-tax DCF-NPV analyses at a 12% discount rate. BOYD notes that the NPV estimate was made for purposes of confirming the economic viability of the reported proppant sand reserves and not for purposes of valuing Smart Sand, the Blair Operation, or its assets. IRR and project payback were not calculated, as there was no initial investment considered in the financial model. Risk is subjective, as such, BOYD recommends that each reader should evaluate the project based on their own investment criteria.

12-4

**TABLE 12.3**

PRE-TAX AND AFTER-TAX CASH FLOW ANALYSIS
SMART SAND - BLAIR OPERATION
Tremealeau and Jackson Counties, WI
Prepared For
SMART SAND, INC
By
John T. Boyd Company
Mining and Geological Consultants
February 2023

| As of Jan.1,2023 | 2023 | 2024 | 2025 | 2026 | 2027 | 2028 | 2029 | 2030 | 2031 | 2032 | 2033 |
|---|---|---|---|---|---|---|---|---|---|---|---|
| Production Statistics (Tons 000): | | | | | | | | | | | |
| ROM Production | 816 | 1,640 | 1,968 | 2,165 | 2,381 | 2,620 | 2,620 | 2,620 | 2,620 | 2,620 | 2,620 |
| Dry Plant Product | 612 | 1,230 | 1,476 | 1,624 | 1,786 | 1,965 | 1,965 | 1,965 | 1,965 | 1,965 | 1,965 |
| Overall Processing Recovery (%) | 75.0 | 75.0 | 75.0 | 75.0 | 75.0 | 75.0 | 75.0 | 75.0 | 75.0 | 75.0 | 75.0 |
| Sales and Financial Data: | | | | | | | | | | | |
| Total Tons Sold | 612 | 1,230 | 1,476 | 1,624 | 1,786 | 1,965 | 1,965 | 1,965 | 1,965 | 1,965 | 1,965 |
| Product Pricing ($ per ton) | | | | | | | | | | | |
| Weighted Average | 36.00 | 36.00 | 36.00 | 36.00 | 36.00 | 36.00 | 36.00 | 36.00 | 36.00 | 36.00 | 36.00 |
| Revenues ($ 000) | | | | | | | | | | | |
| Total Sales Revenues | 22,032 | 44,280 | 53,136 | 58,464 | 64,296 | 70,740 | 70,740 | 70,740 | 70,740 | 70,740 | 70,740 |
| COGS ($ 000): | | | | | | | | | | | |
| $ per ton sold | 23.27 | 18.00 | 18.00 | 18.00 | 18.00 | 18.00 | 18.00 | 18.00 | 18.00 | 18.00 | 18.00 |
| S,G&A | 1,845 | 2,214 | 2,657 | 2,923 | 3,215 | 3,537 | 3,537 | 3,537 | 3,537 | 3,537 | 3,537 |
| $ per ton sold | 3.01 | 1.80 | 1.80 | 1.80 | 1.80 | 1.80 | 1.80 | 1.80 | 1.80 | 1.80 | 1.80 |
| Total COGS | 16,086 | 24,354 | 29,225 | 32,155 | 35,363 | 38,907 | 38,907 | 38,907 | 38,907 | 38,907 | 38,907 |
| $ per ton sold | 26.28 | 19.80 | 19.80 | 19.80 | 19.80 | 19.80 | 19.80 | 19.80 | 19.80 | 19.80 | 19.80 |
| EBITDA | 5,946 | 19,926 | 23,911 | 26,309 | 28,933 | 31,833 | 31,833 | 31,833 | 31,833 | 31,833 | 31,833 |
| $ per ton sold | 9.72 | 16.20 | 16.20 | 16.20 | 16.20 | 16.20 | 16.20 | 16.20 | 16.20 | 16.20 | 16.20 |
| CapEx ($ 000): | | | | | | | | | | | |
| Total CapEx | 4,919 | 2,460 | 2,952 | 3,248 | 3,572 | 3,930 | 3,930 | 3,930 | 3,930 | 3,930 | 3,930 |
| Net Pre-Tax Cash Flow | 1,027 | 17,466 | 20,959 | 23,061 | 25,361 | 27,903 | 27,903 | 27,903 | 27,903 | 27,903 | 27,903 |
| Federal and State Income Taxes | 154 | 4,847 | 5,798 | 6,346 | 6,950 | 7,416 | 7,416 | 7,416 | 7,416 | 7,416 | 7,416 |
| After-Tax Net Cash Flow | 873 | 12,619 | 15,161 | 16,714 | 18,411 | 20,487 | 20,487 | 20,487 | 20,487 | 20,487 | 20,487 |
| DCF-NPV Analysis: | | | | | | | | | | | |
| Pre-Tax Discounted Cash Flows at 12% | 970 | 14,736 | 15,788 | 15,510 | 15,230 | 14,961 | 13,358 | 11,927 | 10,649 | 9,508 | 8,489 |
| Cumulative Pre-Tax Discounted Cash Flows at 12% | 970 | 15,706 | 31,494 | 47,004 | 62,233 | 77,194 | 90,552 | 102,478 | 113,127 | 122,635 | 131,124 |
| After-Tax Dis'counted Cash Flows at 12% | 825 | 10,647 | 11,420 | 11,242 | 11,056 | 10,984 | 9,808 | 8,757 | 7,819 | 6,981 | 6,233 |
| Cumulative After-Tax Discounted Cash Flows at 12% | 825 | 11,472 | 22,892 | 34,134 | 45,190 | 56,174 | 65,982 | 74,739 | 82,557 | 89,538 | 95,771 |

| As of Jan.1,2023 | 2034 | 2035 | 2036 | 2037 | 2038 | 2039 | 2040 | 2041 | 2042 | 2043 | 2044-2081 |
|---|---|---|---|---|---|---|---|---|---|---|---|
| Production Statistics (Tons 000): | | | | | | | | | | | |
| ROM Production | 2,620 | 2,620 | 2,620 | 2,620 | 2,620 | 2,620 | 2,620 | 2,620 | 2,620 | 2,620 | 97,575 |
| Dry Plant Product | 1,965 | 1,965 | 1,965 | 1,965 | 1,965 | 1,965 | 1,965 | 1,965 | 1,965 | 1,965 | 73,181 |
| Overall Processing Recovery (%) | 75.0 | 75.0 | 75.0 | 75.0 | 75.0 | 75.0 | 75.0 | 75.0 | 75.0 | 75.0 | 75.0 |
| Sales and Financial Data: | | | | | | | | | | | |
| Total Tons Sold | 1,965 | 1,965 | 1,965 | 1,965 | 1,965 | 1,965 | 1,965 | 1,965 | 1,965 | 1,965 | 73,181 |
| Product Pricing ($ per ton) | | | | | | | | | | | |
| Weighted Average | 36.00 | 36.00 | 36.00 | 36.00 | 36.00 | 36.00 | 36.00 | 36.00 | 36.00 | 36.00 | 36.00 |
| Revenues ($ 000) | | | | | | | | | | | |
| Total Sales Revenues | 70,740 | 70,740 | 70,740 | 70,740 | 70,740 | 70,740 | 70,740 | 70,740 | 70,740 | 70,740 | 2,634,516 |
| COGS ($ 000): | | | | | | | | | | | |
| $ per ton sold | 18.00 | 18.00 | 18.00 | 18.00 | 18.00 | 18.00 | 18.00 | 18.00 | 18.00 | 18.00 | 18.00 |
| S,G&A | 3,537 | 3,537 | 3,537 | 3,537 | 3,537 | 3,537 | 3,537 | 3,537 | 3,537 | 3,537 | 131,726 |
| $ per ton sold | 1.80 | 1.80 | 1.80 | 1.80 | 1.80 | 1.80 | 1.80 | 1.80 | 1.80 | 1.80 | 1.80 |
| Total COGS | 38,907 | 38,907 | 38,907 | 38,907 | 38,907 | 38,907 | 38,907 | 38,907 | 38,907 | 38,907 | 1,448,984 |
| $ per ton sold | 19.80 | 19.80 | 19.80 | 19.80 | 19.80 | 19.80 | 19.80 | 19.80 | 19.80 | 19.80 | 19.80 |
| EBITDA | 31,833 | 31,833 | 31,833 | 31,833 | 31,833 | 31,833 | 31,833 | 31,833 | 31,833 | 31,833 | 1,185,532 |
| $ per ton sold | 16.20 | 16.20 | 16.20 | 16.20 | 16.20 | 16.20 | 16.20 | 16.20 | 16.20 | 16.20 | 16.20 |
| CapEx ($ 000): | | | | | | | | | | | |
| Total CapEx | 3,930 | 3,930 | 3,930 | 3,930 | 3,930 | 3,930 | 3,930 | 3,930 | 3,930 | 3,930 | 145,410 |
| Net Pre-Tax Cash Flow | 27,903 | 27,903 | 27,903 | 27,903 | 27,903 | 27,903 | 27,903 | 27,903 | 27,903 | 27,903 | 1,040,122 |
| Federal and State Income Taxes | 7,416 | 7,416 | 7,416 | 7,416 | 7,416 | 7,416 | 7,416 | 7,416 | 7,416 | 7,416 | 275,720 |
| After-Tax Net Cash Flow | 20,487 | 20,487 | 20,487 | 20,487 | 20,487 | 20,487 | 20,487 | 20,487 | 20,487 | 20,487 | 764,402 |
| DCF-NPV Analysis: | | | | | | | | | | | |
| Pre-Tax Discounted Cash Flows at 12% | 7,580 | 6,767 | 6,042 | 5,395 | 4,817 | 4,301 | 3,840 | 3,429 | 3,061 | 2,733 | 22,443 |
| Cumulative Pre-Tax Discounted Cash Flows at 12% | 138,704 | 145,471 | 151,513 | 156,908 | 161,725 | 166,026 | 169,866 | 173,295 | 176,356 | 179,089 | 201,533 |
| After-Tax Dis'counted Cash Flows at 12% | 5,565 | 4,969 | 4,436 | 3,961 | 3,537 | 3,158 | 2,819 | 2,517 | 2,248 | 2,007 | 16,479 |
| Cumulative After-Tax Discounted Cash Flows at 12% | 101,336 | 106,305 | 110,741 | 114,702 | 118,239 | 121,397 | 124,216 | 126,734 | 128,981 | 130,988 | 147,467 |

Q:\ENG_WP\3555.022 SS - YE 2022 S-K 1300\WP\REPORT\Table 12.3
Table 12.3-Cash Flow Table

JOHN T. BOYD COMPANY

2/22/2023 4:30 PM Page 1

12-5 JOHN T. BOYD COMPANY 12.2.2 Sensitivity Analyses Sensitivity analyses for the after-tax cash flows considering changes to the average sales price (ASP) and COGS were prepared using discount rates of 12%. Revenues were adjusted in increments of 10% and range from minus 20% to plus 20% of base revenues as noted in Table 12.4 below. Table 12.4: After-Tax NPV12 Sensitivity Analysis ($ millions) ASP Sensitivity -20% -10% 0% 10% 20% C O G S Se ns iti vi ty -20% 95.9 124.8 201.0 249.4 301.0 -10% 72.3 107.1 174.2 226.7 276.3 0% 48.8 97.1 147.5 197.8 248.2 10% 25.2 68.0 120.7 173.7 223.3 20% 1.7 46.4 93.9 150.1 198.4 Q:\ENG_WP\3555.022 SS - YE 2022 S-K 1300\WP\REPORT\CH-12 - Economic Analysis.docx

13-1 JOHN T. BOYD COMPANY 13.0 PERMITTING AND COMPLIANCE 13.1 Permitting Several air quality permits are active at the site for both construction (#14-POY-226, #16-POY-076, and #19-BAP-140-EXM) and operations (#662070970-F02). These permits give guidance on particulate emissions and visible emissions for both the construction and operation of the Blair facility and are administered by the Wisconsin Department of Natural Resources (WDNR). One Federally Enforceable State Operation Permit (FESOP #662070970-F03) is currently requested and is pending approval. Various permits for ground water extraction is active and administered by the WDNR. These permits (#91080-#92085) allow for the use of a total of 2,120 GPM of water for mineral processing. A Non-Metallic Mining Industrial Permit (also known at a Storm Water Pollution & Prevention Plan or SWPPP) is in place and administered by WDNR in both Jackson and Trempealeau counties. This permit gives guidance on the discharge and limits of industrial water from the site to the waters of the US. A Land Use Agreement is active for the Cities of Springfield and Preston regarding operating hours, noise, traffic, etc. A Conditional Use Permit (CUP) is active for both Jackson County and the City of Blair for the mining and processing of material at the Blair site. A reclamation plan for restoring the site to an agreed upon state is in place with Jackson County and the City of Blair. 13.2 Compliance Mine safety is regulated by the federal government by MSHA as are all surface mining operations. MSHA inspects the facilities a minimum of twice yearly. Smart Sand’s safety record compares favorably with its regional peers. Based on our review of information provided by Smart Sand and available public information, it is BOYD’s opinion that the Blair Mine’s record of compliance with applicable mining, water quality, and environmental regulations is generally typical for that of the industry. BOYD is not aware of any regulatory violation or compliance issue

13-2

which would materially impact the frac sand reserve estimate. Currently, Smart Sand is finalizing transfer of permit ownership from Hi-Crush to the current owners. It is anticipated that the permit transfers will be completed with no issues and in a timely manner.

Q:\ENG_WP\3555.022 SS - YE 2022 S-K 1300\WP\REPORT\CH-13 - Permitting and Compliance.docx

JOHN T. BOYD COMPANY

14-1 JOHN T. BOYD COMPANY 14.0 INTERPRETATION AND CONCLUSIONS 14.1 Findings Based on our independent technical review and geoscientific study of the Blair Mine, BOYD concludes: • Sufficient data have been obtained through the site exploration and sampling program and mining operations to support the geological interpretations of seam thickness, grain size distribution and API quality for the portions of the sand underlying the controlled property. The data are of sufficient quantity and reliability to reasonably support the sand resource and sand reserve estimates in this technical report summary. • Estimates of proppant sand reserves reported herein are reasonably and appropriately supported by technical studies, which consider mining plans, revenue, and operating and capital cost estimates. • The 115.3 million product tons of proppant sand reserves (as of December 31, 2022) identified on the property are economically extractable under reasonable expectations of market volumes and pricing for proppant sand products, estimated operation costs, and capital expenditures. • There is no other relevant data or information material to the Blair Mine that is necessary to make this technical report summary not misleading. 14.2 Significant Risks and Uncertainties As with any mining project there are certain inherent risks associated with the overall operation of a facility. Smart Sand has sufficiently mitigated operational risk through obtaining sufficient geologic sampling information and analysis. Additionally, Smart Sand has engineered the processing plant to include parallel duplicate process circuits which significantly increases plant availability. However, it should be noted that proppant sand is generally marketed exclusively to the energy industry which has historically been a volatile industry. Q:\ENG_WP\3555.022 SS - YE 2022 S-K 1300\WP\REPORT\CH-14 - Conclusions.docx